Exhibit 2.2

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER,

BY AND AMONG

ALICO, INC.,

734 SUB, LLC,

734 CITRUS HOLDINGS, LLC, and

THE HOLDERS PARTY HERETO
(for purposes of Articles II, IV, X and XI)

DECEMBER 2, 2014

i

ii

Exhibit A	—	Form of Company Written Consent
Exhibit B	—	Surviving Company LLC Agreement

iii

MERGER AGREEMENT

THIS MERGER AGREEMENT (this “Agreement”), dated as of December 2, 2014, is made by and among 734 Citrus Holdings, LLC, a Florida limited liability company (the “Company”), Alico, Inc., a Florida corporation (“Parent”), 734 Sub, LLC, a Florida limited liability company and wholly owned subsidiary of Parent (“Merger Sub”), and, solely for purposes of Article 2, Article 4, Article 10 and Article 11, 734 Agriculture, LLC, a Delaware limited liability company (“734 Agriculture”), Rio Verde Ventures, LLC, a Florida limited liability company (“Rio Verde”), and Clayton G. Wilson (“CGW” and, together with 734 Agriculture and Rio Verde, the “Holders”).  The Company, Parent, Merger Sub and the Holders shall be referred to herein from time to time collectively as the “Parties.”

WHEREAS, the Company’s Board of Managers (the “Company Board”) has (i) determined that it is in the best interests of the Company and its members, and declared it advisable, to enter into this Agreement and (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, the Board of Directors of Parent (the “Parent Board”), acting upon the recommendation of the Special Committee, comprised solely of independent and disinterested directors, of the Parent Board (the “Special Committee”), and the Board of Managers of Merger Sub have (i) determined that it is in the best interests of the shareholders (or members, as applicable) of Parent and Merger Sub, respectively, and declared it advisable, to enter into this Agreement and (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and the Stock Issuance;

WHEREAS, the Special Committee and the Parent Board have each received the results of an appraisal (the “Appraisal”) of the Company’s and its subsidiaries’ citrus groves conducted by Agri-Property Consultants, Inc., (the “Appraiser” and such results, the “Appraisal Results”), which Appraisal Results reflect a valuation that supports the Base Purchase Price;

WHEREAS, simultaneously with the execution of this Agreement, each of the Holders, representing, in aggregate, 100% of the Company’s issued and outstanding equity interests (the “Company Interests”), has executed a written consent in the form attached hereto as Exhibit A, approving and adopting this Agreement and the transactions contemplated thereby, including the Merger (the “Company Written Consents”);

WHEREAS, Parent expects that holders of a majority of Parent’s outstanding common stock, par value $1 per share (“Parent Common Stock”) will approve the issuance of Parent Common Stock in the Merger, as contemplated by this Agreement (such issuance, the “Stock Issuance”) by execution of an irrevocable written consent (the “Parent Written Consent”); and

WHEREAS, for federal income tax purposes, it is intended that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and that this Agreement constitutes, and is adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1
CERTAIN DEFINITIONS

Section 1.1                                   Certain Definitions.  As used in this Agreement, the following terms have the respective meanings set forth below.

“180 Day Average” means, as of any date, the average adjusted closing price per share (calculated to the nearest one-hundredth of one cent) of the Parent Common Stock on the NASDAQ (based on “regular way” trading on the NASDAQ only) for the trading days during the one hundred eighty (180) day period ending on the such date.

“2013-2014 Harvest Proceeds” means any and all proceeds received by the Company, Parent or any of their respective subsidiaries after the opening of business on the Closing Date from the sale of Company Inventory for the 2013-2014 citrus harvest season, determined on a consolidated basis in accordance with GAAP.

“2014-2015 Harvest Consideration” means an amount equal to (x) the 2014-2015 Harvest Proceeds minus (y) the 2014-2015 Harvest Costs plus (z) the 2013-2014 Harvest Proceeds.

“2014-2015 Harvest Costs” means any unpaid accounts payable of the Company and its subsidiaries outstanding, or any other costs incurred by the Company and not previously paid or capitalized, in each case, on or after the opening of business on the Closing Date, to the extent arising out of the harvesting, picking, hauling, marketing and selling of Company Inventory for the 2014-2015 citrus harvest season, determined on a consolidated basis in accordance with GAAP; it being understood that any such costs included in the Closing Date Funded Debt shall not be deemed to be 2014-2015 Harvest Costs.

“2014-2015 Harvest End Date” means the date at which all 2013-2014 Harvest Proceeds and all 2014-2015 Harvest Proceeds have been paid; provided, that if all of such proceeds have not yet been paid by March 31, 2015, that date shall be deemed the “2014-2015 Harvest End Date,” and any 2014-2015 Harvest Proceeds received after such date shall be paid out to the Holders in accordance with Section 2.13 on the last date of each subsequent quarter until the parties reasonably concur that such proceeds have been paid in full.

“2014-2015 Harvest Proceeds” means any and all proceeds received by the Company, Parent or any of their respective subsidiaries after the opening of business on the Closing Date from the sale of Company Inventory for the 2014-2015 citrus harvest season, determined on a consolidated basis in accordance with GAAP, plus any expenses for the 2015-2016 citrus harvest season which are prepaid on or prior to the Closing Date by the Company, including expenses arising out of the harvesting, picking, hauling, marketing and selling of Company Inventory.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, it being understood that for purposes of this Agreement, Parent shall not be deemed an Affiliate of the Company or the Holders.

“Base Purchase Price” means 1,463,544 shares of Parent Common Stock.

“Cash Amounts” means, of any Person and as of any time, all cash and cash equivalents, including cash and cash equivalents held in bank and other depositary accounts and safe deposit boxes, demand accounts, certificates of deposit, time deposits, negotiable instruments, securities and brokerage accounts, in each case of such Person as of such time.

“CERCLA” means Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. Section 9601 et seq.), as amended, and the rules and regulations promulgated thereunder.

“CGW Members” means CGW and Rio Verde.

“Closing Adjustment Amount” means an amount equal to (x) the Closing Net Indebtedness Adjustment plus (y) the Company Fees (which sum may result in a positive or negative number), in each case, divided by (z) the Reference Quotient.

“Closing Date Cash” means the amount specified in the balance sheet provided with the Post-Closing Statement and calculated as follows: an amount equal to the aggregate of all Cash Amounts of the Company or any of its subsidiaries outstanding as of the opening of business on the Closing Date, determined on a consolidated basis in accordance with GAAP.

“Closing Date Funded Debt” means the amount specified in the balance sheet provided with the Post-Closing Statement and calculated as follows: an amount equal to the aggregate of all Funded Debt of the Company or any of its subsidiaries outstanding as of the opening of business on the Closing Date, determined on a consolidated basis in accordance with GAAP.

“Closing Merger Consideration” means (x) (A) the Base Purchase Price times (B) the Reference Amount divided by (C) the Reference Quotient minus (y) the Estimated Closing Adjustment Amount (which Estimated Closing Adjustment Amount may be a positive or a negative number).

“Closing Net Indebtedness Adjustment” means an amount equal to (x) the Closing Date Funded Debt minus (y) the Closing Date Cash minus (z) the TRB Amount (which amount may result in a positive or negative number).

“Collar-Adjusted Value” means, as of any date and of any specified price of the Parent Common Stock, such specified price; provided, that if the 180 Day Average as of such date is (a) less than the product of (x) such specified price times (y) 0.90 or (b) greater than the product of (w) such specified price times (z) 1.10, then the Collar-Adjusted Value of such specified price as of such date shall equal the 180 Day Average as of such date.

“Company Benefit Plan” means each “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and each employment, consulting, bonus, incentive or deferred compensation, vacation, stock option or other equity-based, severance, termination, retention, change of control, profit-sharing, fringe benefit or other similar plan, policy, agreement, arrangement or commitment, whether written or unwritten, for the benefit of any current or former employee, officer, director or independent contractor of the Company or any of its subsidiaries sponsored, maintained or contributed to by the Company or any of its subsidiaries or to which the Company or any of its subsidiaries is obligated to contribute, or with respect to which the Company or any of its subsidiaries has any liability, direct or indirect, contingent or otherwise, other than any Multiemployer Plan.

“Company Credit Facility” means the Loan Agreement, dated as of December 31, 2012, by and among the Company, 734 LMC Groves, LLC, 734 Co-op Groves, LLC, 734 BLP Groves, LLC, 734 Harvest LLC, and Prudential Mortgage Capital Company, LLC, as lender.

“Company Fees” means any out-of-pocket, third party fees and expenses incurred by, or charged to, the Company and its subsidiaries, whether paid or to be paid, in connection with the negotiation, execution and consummation of the transactions contemplated by this Agreement, including fees and expenses of advisors, in each case excluding the Covered Fees.

“Company Fundamental Representations” means each of the representations and warranties of the Company contained in the first sentence of Section 3.1(a) (Organization), Section 3.2(a) and Section 3.2(b) (Capitalization), Section 3.3 (Authority), Section 3.12 (Environmental Matters) and Section 3.17 (Fees and Commissions), and the representations and warranties of the Holders contained in the first sentence of Section 4.1 (Organization), Section 4.2 (Title to Company Interests), Section 4.3 (Authority) and Section 4.5 (Fees and Commissions).

“Company Interestholder Approval” means the approval and adoption of this Agreement and the transactions contemplated hereby by each of (a) holders of a majority of the outstanding Company Interests and (b) the CGW Members, in each case, as set forth in the Company LLC Agreement.

“Company Inventory” means, for any citrus harvest season, any and all crops growing, at any time during such citrus harvest season, on trees owned or leased by Parent, the Company or their respective subsidiaries and located on the Company Real Property (excluding the TRB Groves).

“Company LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the Company as in effect immediately prior to the Closing.

“Company Material Adverse Effect” means (a) a change, event, effect, development, circumstance or occurrence that is materially adverse to the business or condition (financial or otherwise) of the Company and its subsidiaries, taken as a whole; provided, that none of the following shall be deemed to be or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect:  (i) changes or developments in general economic, regulatory or political conditions (including changes in Law), or in the securities, credit, foreign exchange or financial markets in general; (ii) changes or developments in or affecting the industry in which the Company and its subsidiaries operate, including changes in Law, whether generally or in any particular jurisdiction, and including any adverse weather events or conditions, including storms and frosts; (iii) the failure of the Company to meet projections or forecasts, provided, that the underlying causes of such failure may be considered in determining whether there is a Company Material Adverse Effect; (iv) any national or international political event or occurrence, including acts of war or terrorism; or (v) changes in GAAP or the interpretation thereof; provided, that, in the case of clauses (i), (ii), (iv) and (v), if such effect disproportionately adversely affects the Company and its subsidiaries as compared to other Persons or businesses that operate in the industry in which the Company and its subsidiaries operate, then the disproportionate aspect of such effect may be taken into account in determining whether a Company Material Adverse Effect has or will occur or (b) any materially adverse change in the ability of the Company to consummate the transactions contemplated by this Agreement.

“Confidentiality Agreement” means the confidentiality agreement, dated March 3, 2014, by and between the Company and Parent, as amended.

“Contract” means any contract, obligation, understanding, commitment, lease, license, purchase order, bid or other agreement, whether written or oral and whether express or implied, together with all amendments and other modifications thereto.

“Controlled Group Liability” means any and all liabilities (a) under Title IV of ERISA, (b) under Section 302 of ERISA, (c) under Sections 412 and 4971 of the Code and (d) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

“Covered Fees” means the lesser of (a) Two Hundred and Fifty thousand Dollars ($250,000) and (b) all reasonably documented, out-of-pocket, third party fees and expenses incurred by, or charged to, the Company and its subsidiaries, whether paid or to be paid, in connection with (i) facilitating Parent’s and its Representatives’ due diligence of the Company and its subsidiaries and (ii) preparing the financial statements described in Section 7.4(b).

“Environment” means soil, subsoil, surface waters, ground waters, land, wetlands, stream, sediments, surface or subsurface strata and ambient air.

“Environmental Condition” means any condition with respect to the Environment on or off any Company Real Property caused by a Release of Hazardous Substances or violation of Environmental Laws, whether or not yet discovered.

“Environmental Laws” means all federal, state, local and foreign statutes, regulations and ordinances, including common law, concerning human health or pollution or protection of the Environment, including all those relating to occupational safety, and the generation, handling, transportation, treatment, storage, disposal, distribution, labeling, discharge, Release, threatened Release, control, cleanup or remediation of any Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Estoppel Certificate” with respect to any Company Lease, means an estoppel certificate, in a form reasonably satisfactory to Parent, dated as of the Closing Date, from the tenant under such Company Lease, confirming that such Company Lease is in full force and effect and enforceable, in all material respects, in accordance with its respective terms, and that to the knowledge of each such tenant, no default under each such lease or sublease has occurred or is continuing.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means (a) any Taxes imposed on or payable by or with respect to the Company or any of its subsidiaries for any Pre-Closing Tax Period, (b) any Taxes of the Holders or any of their Affiliates for any period, and (c) any Taxes (other than transfer taxes for which Parent is responsible pursuant to Section 7.9) imposed on the Holders as a result of the Merger.

“FLLCA” means the Florida Limited Liability Company Act.

“Florida Citrus Code” means the Florida Citrus Code of 1949, as amended, Fla. Stat. § 601.01 et seq.

“Food Safety Laws” means the Federal Food, Drug and Cosmetic Act and other federal, state, local and foreign Laws and their respective implementing regulations in each case which impose standards with respect to the safety of food products intended for human consumption, including any such Laws relating to the manufacture, production, packaging, transportation, import, export, distribution or sale of such products.

“Funded Debt” means, of any Person and as of any time, without duplication, the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations arising under, any obligations of such Person or any of its subsidiaries consisting of (a) indebtedness under the Company Credit Facility, (b) other indebtedness for borrowed money or indebtedness issued in substitution or exchange for borrowed money or for the deferred purchase price of property or services (but excluding any trade payables and accrued expenses arising in the ordinary course of business).

“GAAP” means United States generally accepted accounting principles as applied by the Company in its most recent Audited Financial Statements.

“Governing Documents” means the certificate of incorporation and by-laws of a company, or similar organizational documents of a limited liability company or limited partnership, and any stockholder, interestholder or partnership agreement or arrangement governing the relations of the company, limited liability company or partnership, as applicable, to its equityholders or the respective rights and obligations of such equityholders.

“Governmental Entity” means any United States or foreign (a) federal, state, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, including any arbitral tribunal.

“Hazardous Substance” means any substance, material or waste, whether solid, liquid or gaseous in nature:  (a) the presence of which requires notification, investigation, or remediation under any Environmental Law; (b) which is or becomes defined as “toxic,” a “hazardous waste,” “hazardous material” or a “hazardous substance” or “pollutant” or “contaminant” under any present Environmental Laws; (c) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is regulated by any Governmental Entity; (d) which contains gasoline, diesel fuel or other petroleum hydrocarbons or volatile organic compounds; (e) which contains polychlorinated biphenyls (PCBs) or asbestos or urea formaldehyde foam insulation or lead; or (f) which contains or emits radioactive particles, waves or materials, including radon gas.

“Holder Percentage” of each holder of Company Interests  means a fraction, expressed as a percentage, (x) the numerator of which is the number of Merger Consideration Shares which such Holder is entitled to receive at the Effective Time pursuant to Article 2, and (y) the denominator of which is the number of Merger Consideration Shares which all Holders, in aggregate, are entitled to receive at the Effective Time pursuant to Article 2.

“Indebtedness” means, of any Person and as of any time, without duplication, (a) all Funded Debt of such Person and (b) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit or bankers’ acceptances securing obligations of a type described in the definition of Funded Debt, in each case as of such time.

“Intellectual Property Rights” means all U.S. and foreign (a) patents and patent applications, together with reissues, continuations, continuations-in-part, revisions, divisionals, substitutions, extensions and reexaminations thereof, (b) trademarks, service marks, trade dress, logos, slogans, trade names and internet domain names, brand names and corporate names, whether registered or unregistered, active or inactive, and all goodwill associated therewith and all registrations, renewals and applications in connection therewith, (c) copyrights, copyrightable subject matter, copyright registrations and applications and renewals thereof, (d) trade secrets and all confidential information, know-how, formulae, models, methodologies, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and inventions (whether patentable or unpatentable and whether or not reduced to practice) and improvements thereto, (e) computer programs (whether in source code, object code or other form), software, databases and compilations and data, (f) all artwork, photographs, advertising and promotional materials and (g) all rights to pursue, recover and retain damages and costs and attorneys’ fees for past, present and future infringement, misappropriation or other violation of any of the foregoing, in each case, to the extent protectable by applicable Law.

“Latt Maxcy Purchase Agreement” means that certain Asset Purchase and Sale Agreement, dated December 7, 2012, among the Company, The Latt Maxcy Corporation, Latt Maxcy Harvesting, Inc., LMC Backbone Grove, LLC, Great Harvest Corporation, Pat Wilson,

Inc., Clayton G. Wilson, Wilson Family Land Holdings, LLC and Patricia M. Wilson, as Trustee of the Patricia Maxcy Wilson Revocable Trust dated July 5, 1989, as amended.

“Law” means any federal, state, local or foreign law, statute, ordinance, rule, guideline, regulation, order, writ, decree, agency requirement, license or permit of any Governmental Entity.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge, including with respect to any real property, any covenant, condition, restriction, reservation, declaration, encroachment, or other encumbrance or cloud on, defect in or exception to title.  For the avoidance of doubt, the term “Lien” shall not be deemed to include any license of Intellectual Property Rights.

“Merger Consideration” means (x) the Closing Merger Consideration plus, (y) if any, the 2014-2015 Harvest Consideration.

“Merger Consideration Shares” means the number of shares of Parent Common Stock constituting the Merger Consideration.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA.

“NASDAQ” means the NASDAQ Select Global Stock Market.

“Notice of Claim” means a written notice that specifies the basis for indemnification hereunder (including the sections of this Agreement that are the subject of such breach) pursuant to which Losses are being claimed by the Indemnified Party.

“Owned Intellectual Property” means, with respect to Parent and the Company, all Intellectual Property Rights owned by Parent or the Company, as applicable, or its subsidiaries.

“Parent Credit Facility” means the Credit Agreement, dated as of September 8, 2010, between Parent, Alico-Agri, Ltd., Alico Plant World, L.L.C., Bowen Brothers Fruit, LLC, Alico Land Development, Inc., and Rabo AgriFinance, Inc., as lender, together with any amendments, restatements, replacements or refinancing thereof.

“Parent Fundamental Representations” means the representations and warranties of Parent and Merger Sub contained in the first sentence of Section 5.1(a) (Organization), Section 5.2(a) and Section 5.2(b) (Capitalization) (other than de minimis inaccuracies) and Section 5.3 (Authority).

“Parent Material Adverse Effect” means (a) a change, event, effect, development, circumstance or occurrence that is materially adverse to the business or condition (financial or otherwise) of Parent and its subsidiaries, taken as a whole; provided, that none of the following shall be deemed to be or be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect:  (i) changes or developments in general economic, regulatory or political conditions (including changes in Law), or in the securities, credit, foreign exchange or financial markets in general; (ii) changes or developments in or affecting the industry in which

Parent and its subsidiaries operate, including changes in Law, whether generally or in any particular jurisdiction, and including any adverse weather events or conditions, including storms and frosts; (iii) the failure of Parent to meet projections or forecasts, provided, that the underlying causes of such failure may be considered in determining whether there is a Parent Material Adverse Effect; (iv) any national or international political event or occurrence, including acts of war or terrorism; or (v) changes in GAAP or the interpretation thereof; provided, that, in the case of clauses (i), (ii), (iv) and (v), if such effect disproportionately adversely affects Parent and its subsidiaries as compared to other Persons or businesses that operate in the industry in which Parent and its subsidiaries operate, then the disproportionate aspect of such effect may be taken into account in determining whether a Parent Material Adverse Effect has or will occur or (b) any materially adverse change in the ability of Parent to consummate the transactions contemplated by this Agreement.

“Parent Shareholder Approval” means the approval, pursuant to NASDAQ Listing Rule 5635(e)(4), of a majority of the shares of Parent Common Stock cast in person, by proxy or by written consent with respect to the Stock Issuance.

“Permit” and “Permits” means any approval, authorization, consent, license, permit, registration, “no action” letter, filing, report or certificate of, by, or with a Governmental Entity.

“Permitted Liens” means, with respect to any Person, (a) mechanic’s, materialmen’s, carriers’, repairers’ and other Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested and as to which enforcement has been stayed in good faith and as to which appropriate reserves are taken and reflected on such Person’s financial statements, (b) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith and as to which appropriate reserves are taken and reflected on such Person’s financial statements, (c) encumbrances and restrictions of record on real property (including easements, covenants, rights-of-way and similar restrictions of record) that do not individually or in the aggregate materially detract from the value of such real property or materially interfere with such Person’s present or continuing uses or occupancy of such real property or the business of such Person, as currently conducted, or the continuation thereof after the Effective Time, (d) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which would not, and any violation of which would not, materially detract from the value or otherwise impact such real property or the present or continuing use thereof, or the business of such Person, as currently conducted, or the continuation thereof after the Effective Time, and (e) the mortgages set forth on Section 1.1(a) of the Company Disclosure Schedules.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar entity, whether or not a legal entity, and including Governmental Entities.

“Per Interest Merger Consideration” means an amount equal to the Merger Consideration divided by the total number of Company Interests outstanding as of immediately prior to the

Effective Time (whether vested or unvested) (or, if the Company Interests are expressed as a percentage, divided by one hundred (100)).

“Pre-Closing Tax Period” shall mean any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

“Reference Amount” means $37.58.

“Reference Quotient” means the Collar-Adjusted Value of the Reference Amount as of December 15, 2014.

“Release” means any release, spill, discharge, deposit, leakage or disposal, or any uncontained storage or accumulation in violation of any Environmental Law, involving or with respect to any Hazardous Substance.

“Representative” means, with respect to any Person, such Person’s directors, officers, employees, agents and representatives, including any investment banker, financial advisor, attorney, accountant or other advisor, agent, representative or controlled Affiliate.

“Retained Liabilities” means any and all Liabilities of the Company and its subsidiaries, accruing after the Effective Time, for payment to the sellers under the Latt Maxcy Purchase Agreement.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Straddle Period” means any taxable period that begins before and ends after the Closing Date.

“Tax” means (a) any federal, state, local, municipal or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, windfall profits, environmental (under Section 59A of the Code), real property, personal property, capital stock, social security (or similar), unemployment, disability, payroll, license, employee or other withholding, or other taxes, customs, duties, levies, and assessments of any kind whatsoever, and any interest, penalties or additions to tax in respect of, or in connection with, the foregoing (whether disputed or not), and (b) any liability in respect of amounts described in clause (a) hereof by reason of contract, assumption, transferee liability, operation of law, including Treasury Regulation Section 1.1502-6 (or any similar provision of law) or otherwise.

“Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns, and amendments thereto) supplied or required to be supplied to a Tax authority relating to Taxes.

“TRB Amount” means Seventeen Million Six Hundred Fifty-Five Thousand One Hundred Twenty Eight Dollars and 98/100 ($17,655,128.98) plus any interest, commitment fees and other expenses accrued or paid by the Company on or prior to the opening of business on the Closing Date in connection with financing the Company’s acquisition of the TRB Groves.

“TRB Groves” means the citrus groves described on Section 1.1(c) of the Company Disclosure Schedules.

Section 1.2                                   Cross-Reference of Other Definitions.  As used in this Agreement, the following terms have the respective meanings set forth below.

Term	Section

2014 Audit	3.4(c)
2014-2015 Harvest Consideration Amount	2.13(a)
2014-2015 Harvest Price	2.13(a)
2014-2015 Harvest Statement	2.13(b)
734 Agriculture	preamble
734 Parties	11.17
Action	3.9
Affiliate Transaction	3.19(a)
Agreement	preamble
Allocation Certificate	7.10
Appraisal	recitals
Appraisal Results	recitals
Appraiser	recitals
Approvals	7.2(a)
Audited Financial Statements	3.4(a)(i)
Certificate of Merger	2.3
CGW	preamble
Closing	2.2
Closing Date	2.2
Closing Statement	2.7
Code	recitals
Company	preamble
Company Balance Sheet	3.4(a)(ii)
Company Board	recitals
Company Credit Facility Consents	7.12
Company Disclosure Schedules	Article 3
Company Employees	7.6(a)
Company Interests	recitals
Company Leases	3.18(a)
Company Material Contracts	3.7(a)
Company Real Property	3.18(a)
Company Registered Intellectual Property	3.13(a)
Company Written Consents	recitals
Covered Persons	7.7(a)

Disclosure Document	7.4(a)
Dispute Notice	2.12(b)
Dispute Resolution Period	2.12(b)
Effective Time	2.3
End Date	9.1(e)
Enforceability Exceptions	3.3
Engagement	11.17
Estimated Amounts	2.7
Estimated Closing Adjustment Amount	2.7
Estimated Harvest Amounts	2.13(b)
Financial Statements	3.4(a)
Former Company Property	3.12(b)
Governmental Approvals	7.2(a)
Holder Indemnitee	10.2(b)
Holders	preamble
Indemnified Party	10.3(a)
Independent Accounting Firm	2.12(b)
Information Statement	7.4(a)
Interim Period	6.1
Latt Maxcy Business	11.16
Leased Real Property	3.18(a)
Liabilities	3.5
Licensed Intellectual Property	3.7(a)
Loss	10.2(a)
Materially Burdensome Regulatory Condition	7.2(b)
Maximum Amount	7.7(c)
Merger	2.1
Merger Sub	preamble
New Plans	7.6(b)
Old Plans	7.6(b)
Owned Real Property	3.18(a)
Parent	preamble
Parent Benefit Plans	7.6(a)
Parent Board	recitals
Parent Common Stock	recitals
Parent Credit Facility Consents	7.13
Parent Disclosure Schedules	Article 5
Parent Indemnitee	10.2(a)
Parent Preferred Stock	5.2(a)
Parent SEC Documents	5.4(a)
Parent Shares	5.2(a)
Parent Written Consent	recitals
Parties	preamble
Post-Closing Adjustment	2.12(d)
Post-Closing Statement	2.12(a)
Proxy Statement	7.4(a)

Regulated Installation	3.12(c)
Related Party	3.19(a)
Responsible Party	10.3(a)
Rio Verde	preamble
Securities Laws	7.2(a)
Severally in Proportion	10.4(b)
SLK	11.17
Special Committee	recitals
Stock Issuance	recitals
Surviving Company	2.1
Surviving Company LLC Agreement	2.4
Tax Contest	7.9(c)
Tax Sharing Agreement	7.9(e)
Third Party Claim	10.3(a)
Unaudited Financial Statements	3.4(a)(ii)

ARTICLE 2
THE MERGER

Section 2.1                                   The Merger.  Subject to the terms and conditions of this Agreement, in accordance with the FLLCA, at the Effective Time, Merger Sub shall merge with and into the Company (the “Merger”).  The Company shall be the “Surviving Company” in the Merger and shall continue its existence as a limited liability company under the laws of the State of Florida.  As of the Effective Time, the separate corporate existence of Merger Sub shall cease.  The Merger shall have the effects specified in the FLLCA.

Section 2.2                                   Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m., New York time, on the fifth (5th) business day after satisfaction (or waiver) of the conditions set forth in Article 8 occurs (the “Closing Date”) (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, but subject to the fulfillment or waiver of those conditions), at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, unless another time, date or place is agreed to in writing by the Parties.

Section 2.3                                   Effective Time.  Subject to the provisions of this Agreement, at the Closing, the Parties shall file with the Secretary of State of the State of Florida a certificate of merger relating to the Merger (the “Certificate of Merger”) executed and acknowledged in accordance with, and containing such information as is required by, the relevant provisions of the FLLCA.  The Merger shall be effective at the date and time that the Certificate of Merger has been duly filed with the Secretary of State of the State of Florida or at such later date and time as is agreed between the Parties and specified in the Certificate of Merger in accordance with the relevant provisions of the FLLCA (the time when the Merger becomes effective, the “Effective Time”).

Section 2.4                                   Certificate of Formation and Limited Liability Company Agreement.  At the Effective Time, the certificate of formation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of formation of the Surviving Company, until thereafter amended as provided therein or by applicable Law.  As of the Effective Time, the Company LLC Agreement shall be amended and restated to read in its entirety as provided by Exhibit B attached hereto and, commencing as of the Effective Time, shall be the limited liability company agreement of the Surviving Company until thereafter amended as provided therein or by applicable Law (the “Surviving Company LLC Agreement”).

Section 2.5                                   Managers and Officers.  The managers, if any, and officers of Merger Sub shall, from and after the Effective Time, become the managers and officers, respectively, of the Surviving Company until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal.

Section 2.6                                   Tax Consequences.  It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute, and is adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

Section 2.7                                   Closing Adjustment.  At least ten (10) business days prior to the Closing, the Company shall deliver to Parent a good-faith estimate (which shall include an estimate of all of its component parts) of the Closing Adjustment Amount (such estimate, the “Estimated Closing Adjustment Amount” and, together with the estimates of its component parts, the “Estimated Amounts”), which statement shall contain an estimated balance sheet of the Company as of the opening of business on the Closing Date (without giving effect to the transactions contemplated herein), a calculation of the Estimated Amounts (the “Closing Statement”), reasonable supporting detail and a certificate of the Company that the Closing Statement was prepared in accordance with GAAP. The Company shall provide Parent with reasonable access to the books and records of the Company, and other Company documents, to verify the information set forth in the Closing Statement prior to the Closing Date.  Not less than two (2) business days prior to the anticipated Closing Date, Parent shall notify the Company in the event that it disputes any aspect of the Estimated Amounts or the calculations thereof.  Prior to the Closing Date, Parent and the Company shall negotiate in good faith to resolve any such dispute (or any aspect thereof).  The amount so agreed shall be the Estimated Amounts for purposes of the Closing.  If Parent and the Company are unable to resolve such dispute, the Estimated Amounts set forth in the Closing Statement shall be the Estimated Amounts for the purposes of the Closing.

Section 2.8                                   Conversion of Interests.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of any of the following securities:

(a)                                 Conversion of Merger Sub Interests.  Each membership interest of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become validly issued, fully paid and nonassessable membership interests of the Surviving Company.  As of the Effective Time, the membership interests of Merger Sub shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and the holder or holders of such membership interests shall cease to have any rights with respect thereto, except the right to receive the membership interests in the Surviving Company to be issued in consideration therefor as provided herein, without interest.

(b)                                 Conversion of Company Interests.  Each Company Interest issued and outstanding immediately prior to the Effective Time (or, if the Company Interests are expressed as a percentage, each percentage point of the Company Interests) (subject to Section 2.8(c)), shall be converted, subject to Section 2.9, into the right to receive a number of Merger Consideration Shares equal to the Per Interest Merger Consideration, and at the Effective Time, all such Company Interests shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and the holder or holders of such Company Interests shall cease to have any rights with respect thereto, except the right to receive the Per Interest Merger Consideration, without interest.

(c)                                  Cancellation of Certain Interests; Conversion of Subsidiary-Owned Equity.  Each Company Interest held directly by Parent or Merger Sub or in the treasury of the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto.  Each Company Interest held by any direct or indirect wholly owned subsidiary of the Company or any direct or indirect wholly owned subsidiary of Parent (other than Merger Sub) or of Merger Sub, if any, shall be converted into such number of membership interests of the Surviving Company such that the ownership percentage of any such subsidiary in the Surviving Company immediately following the Effective Time shall equal the ownership percentage of such subsidiary in the Company immediately prior to the Effective Time.

(d)                                 Equity Awards.  Each Company Interest subject to restrictions on transfer and/or forfeiture granted under the Company LLC Agreement or any Company Benefit Plan that is issued and outstanding immediately prior to the Effective Time (or, if the Company Interests are expressed as a percentage, each percentage point of such Company Interests) shall become fully vested and shall be converted, subject to Section 2.9, into the right to receive a number of Merger Consideration Shares equal to the Per Interest Merger Consideration, and at the Effective Time, all such Company Interests shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and the holder or holders of such Company Interests shall cease to have any rights with respect thereto, except the right to receive the Per Interest Merger Consideration, without interest.

Section 2.9                                   Fractional Shares.  Anything to the contrary contained in this Agreement notwithstanding, no fractional shares of Parent Common Stock shall be issued in the Merger, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent.  In lieu of the issuance of any such fractional share that a holder of Company Interests would be entitled, Parent shall pay to such holder an amount in cash (rounded to the nearest cent) determined by multiplying (a) the Reference Quotient and (b) the fraction of a share (after taking into account all Company Interests held by such holder as of immediately prior to the Effective Time) of Parent Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 2.8.

Section 2.10                            Parent Deliverables.  At the Closing, Parent shall deliver or cause to be delivered the following:

(a)                                 to the Holders, certificates representing the shares of Parent Common Stock constituting the Closing Merger Consideration payable to each such Holder in accordance with the Allocation Certificate, accompanied by stock powers or other instruments of transfer duly executed in blank;

(b)                                 to the Holders, an amount of cash equal to the cash payable in lieu of fractional shares of Parent Common Stock constituting the Closing Merger Consideration as provided in Section 2.9, by wire transfer of immediately available funds to the accounts designated in writing by the Company, on behalf of such Holders, at least three (3) business days prior to the Closing Date; and

(c)                                  to the Company, the Parent’s officer’s certificate required by Section 8.3(c).

Section 2.11                            Company and Holder Deliverables.

(a)                                 At the Closing, the Company shall deliver to Parent:

(i)                                     the Company’s officer’s certificate required by Section 8.2(c)(i);

(ii)                                  evidence of ownership of each of the Company’s subsidiaries, in form and substance reasonably satisfactory to Parent; and

(iii)                               duly signed resignations from the applicable members of the board of directors or managers (or equivalent governing bodies) of the Company and each of its subsidiaries, effective immediately upon Closing.

(b)                                 At the Closing, each of the Holders shall deliver to Parent such Holder’s officer’s certificate required by Section 8.2(c)(ii).

Section 2.12                            Post-Closing Adjustment.

(a)                                 No later than ninety (90) days following the Closing Date, Parent will cause to be prepared and delivered to the Holders a statement setting forth its calculation of the the Closing Adjustment Amount, which statement shall contain a consolidated balance sheet of the Company as of the opening of business on the Closing Date (without giving effect to the transactions contemplated herein), a calculation of the Closing Adjustment Amount and all of its component parts (the “Post-Closing Statement”), reasonable supporting detail and a certificate of Parent that the Post-Closing Statement was prepared in accordance with GAAP.

(b)                                 Within forty-five (45) days following receipt by the Holders of the Post-Closing Statement, the Holders shall deliver written notice to Parent of any dispute the Holders have with respect to the calculation, preparation or content of the Post-Closing Statement (the “Dispute Notice”); provided, that if the Holders do not deliver any Dispute Notice to Parent within such forty-five (45)-day period, the Post-Closing Statement will be final, conclusive and binding on the Parties.  The Dispute Notice shall set forth in reasonable detail (i) any item on the Post-Closing Statement that the Holders dispute and (ii) the correct amount of such item.  Upon receipt by Parent of a Dispute Notice, Parent and the Holders shall negotiate in good faith to resolve any dispute set forth therein.  If Parent and the Holders fail to resolve any such dispute within thirty (30) days after delivery of the Dispute Notice (the “Dispute Resolution Period”), then Parent and the Holders jointly shall engage, within ten (10) business days following the expiration of the Dispute Resolution Period, a nationally recognized independent accounting firm selected jointly by Parent and the Holders (the “Independent Accounting Firm”) to resolve any such dispute.  As promptly as practicable, and in any event not more than fifteen (15) days following the engagement of the Independent Accounting Firm, Parent and the Holders shall each prepare and submit a presentation detailing each Party’s complete statement of proposed resolution of each issue still in dispute to the Independent Accounting Firm, and the Independent Accounting Firm shall, as promptly as practicable thereafter but in any event within ten (10) days, render its determinations with respect to any items in dispute.  All fees and expenses relating to the work, if any, to be performed by the Independent Accounting Firm shall be borne equally by Parent (on the one hand) and the Holders (on the other hand).  All determinations made by the Independent Accounting Firm, and the Post-Closing Statement, as modified by the Independent Accounting Firm, will be final, conclusive and binding on the Parties, subject to computational and typographical errors.  The Parties agree that any adjustment as determined pursuant to this Section 2.12(b) shall be treated as an adjustment to the Merger Consideration, except as otherwise required by applicable Law.

(c)                                  For purposes of complying with the terms set forth in this Section 2.12, each of Parent and the Holders shall reasonably cooperate with each other in good faith and make available to each other and their respective Representatives all information, records, data and working papers, in each case to the extent related to the Company and its subsidiaries, and shall permit access to its facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the Post-Closing Statement and the resolution of any disputes thereunder.

(d)                                 If the Estimated Closing Adjustment Amount minus the finally determined Closing Adjustment Amount (such difference, which may be a positive or a negative number, the “Post-Closing Adjustment”) is a negative number, the Holders shall within three (3) business days of the final determination of the Closing Adjustment Amount deliver to Parent an amount of shares of Parent Common Stock equal to (x) the absolute value of the Post-Closing Adjustment divided by (y) the Reference Quotient.  Any payments to be made to Parent pursuant to this Section 2.12(d) shall not be subject to the indemnification limitations set forth in Article 10.

(e)                                  If the Post-Closing Adjustment is a positive number, Parent shall within three (3) business days of the final determination of the Closing Adjustment Amount, issue to the Holders an amount of shares of Parent Common Stock, in aggregate, equal to (x) the Post-Closing Adjustment divided by (y) the Reference Quotient, which shares shall be distributed in accordance with the Allocation Certificate.

Section 2.13                            Payment of 2014-2015 Harvest Consideration.

(a)                                 As additional consideration for the Company Interests, thirty (30) days following the 2014-2015 Harvest End Date, on the terms and conditions set forth in this Section 2.13, Parent shall pay to the Holders an amount equal to (x) the 2014-2015 Harvest Consideration, as finally determined pursuant to this Section 2.13, (y) divided by the 180 Day Average as of the date that is thirty (30) days following the 2014-2015 Harvest End Date (such quotient, the “2014-2015 Harvest Consideration Amount,” and such 180 Day Average, the “2014-2015 Harvest Price”) by delivering to each Holder certificates representing the shares of Parent Common Stock constituting the 2014-2015 Harvest Consideration Amount payable to such Holder in accordance with the Allocation Certificate, accompanied by stock powers or other instruments of transfer duly executed in blank.  Anything to the contrary contained in this Agreement notwithstanding, no fractional shares of Parent Common Stock shall be issued in respect of the 2014-2015 Harvest Consideration Amount.  In lieu of the issuance of any such fractional share that a Holder would be entitled to pursuant to this Section 2.13, Parent shall pay to such Holder an amount in cash (rounded to the nearest cent) determined by multiplying (i) the 2014-2015 Harvest Price and (ii) the fraction of a share (after taking into account all shares of Parent Common Stock to which such Holder would be entitled pursuant to this Section 2.13) of Parent Common Stock to which such Holder would otherwise be entitled to receive pursuant to this Section 2.13.

(b)                                 No later than twenty (20) days following the 2014-2015 Harvest End Date, Parent will cause to be prepared and delivered to the Holders a statement setting forth its calculation of the 2014-2015 Harvest Proceeds, the 2014-2015 Harvest Costs, the 2014-2015 Harvest Payables, the 2013-2014 Harvest Proceeds and the resulting 2014-2015 Harvest Consideration,  (such amounts, the “Estimated Harvest Amounts,” and such statement, the “2014-2015 Harvest Statement”), together with reasonable supporting detail and a certificate of Parent that the 2014-2015 Harvest Statement was prepared in accordance with GAAP.

(c)                                  Within ten (10) days following receipt by the Holders of the 2014-2015 Harvest Statement, the Holders shall deliver written notice to Parent of any dispute the Holders have with respect to the calculation, preparation or content of the 2014-2015 Harvest Statement, which notice shall set forth in reasonable detail the nature of the dispute and the correct amount of such item.  If the Holders do not deliver any such dispute notice to Parent within such ten (10)-day period, the 2014-2015 Harvest Statement will be final, conclusive and binding on the Parties.  Upon receipt by Parent of a dispute notice from the Holders, Parent and the Holders shall negotiate in good faith to resolve any dispute set forth therein.  If Parent and the Holders fail to resolve any such dispute within ten (10) days after delivery of such notice, then Parent and the Holders jointly shall engage, within ten (10) business days following the expiration of such ten (10)-day period, the Independent Accounting Firm to resolve any such dispute.  The Independent Accounting Firm shall, as soon as practicable (and in any event not more than ten (10) days following its engagement), make a final determination of the appropriate amount of each of the line items in the Harvest Statement that remains in dispute.  All fees and expenses relating to the work, if any, to be performed by the Independent Accounting Firm shall be borne equally by Parent (on the one hand) and the Holders (on the other hand).  All determinations made by the Independent Accounting Firm, and the 2014-2015 Harvest Statement, as modified by the Independent Accounting Firm, will be final, conclusive and binding on the Parties.  The Parties agree that any adjustment as determined pursuant to this Section 2.13(c) shall be treated as an adjustment to the Merger Consideration, except as otherwise required by applicable Law.

(d)                                 For purposes of complying with the terms set forth in this Section 2.13, each of Parent and the Holders shall reasonably cooperate with each other in good faith and make available to each other and their respective Representatives all information, records, data and working papers, in each case to the extent related to the Company and its subsidiaries, and shall permit access to its facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the 2014-2015 Harvest Statement and the resolution of any disputes thereunder.

Section 2.14                            Withholding Rights.  Each of Parent and the Surviving Company shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment.  To the extent amounts are so withheld by Parent or the Surviving Company, as the case may be, and paid to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

Section 2.15                            Adjustments.  If, during the Interim Period, the outstanding Company Interests or shares of Parent Common Stock shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, or any similar event shall have occurred, then the Per Interest Merger Consideration shall be equitably adjusted, without duplication, to proportionately reflect such change.  If, following the Closing, the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, or any similar event shall have occurred, then the 2014-2015 Harvest Consideration Amount payable to each Holder shall be equitably adjusted, without duplication, to proportionately reflect such change.  Without limiting the foregoing, nothing in this Section 2.15 shall be construed to permit the Company or Parent to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 2.16                            Legends.  The certificates representing the shares of Parent Common Stock issuable in the Merger shall include an endorsement typed conspicuously thereon of the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER STATE SECURITIES LAWS.  THESE SECURITIES MAY NOT BE OFFERED OR SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), (B) TO THE EXTENT APPLICABLE, PURSUANT TO RULE 144 UNDER THE SECURITIES ACT (OR ANY SIMILAR RULE UNDER THE SECURITIES ACT RELATING TO DISPOSITION OF SECURITIES), OR (C) PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, AND HEDGING TRANSACTIONS INVOLVING THESE

SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.”

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered to Parent at or prior to the execution of this Agreement (the “Company Disclosure Schedules”), the Company represents and warrants to Parent as follows in this Article 3.  The Company Disclosure Schedules are arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article 3 for convenience of reference, and the disclosure in any paragraph of the Company Disclosure Schedules shall qualify the corresponding paragraph in this Article 3 and such other paragraphs if it is reasonably apparent on the face of the disclosure (without the need to examine underlying documentation) that such disclosure is applicable to such other paragraphs.

Section 3.1                                   Organization and Qualification.

(a)                                 The Company and each of its subsidiaries is a limited liability company, limited partnership or corporation duly organized, validly existing and in good standing (or the equivalent thereof) under the Laws of its respective jurisdiction of organization.  Section 3.1(a) of the Company Disclosure Schedules sets forth a true and complete list of the Company’s subsidiaries and the jurisdiction of incorporation or formation, as applicable, for each of the Company and its subsidiaries.  The Company and each of its subsidiaries has the requisite power and authority necessary to own, lease and operate its properties and to carry on its businesses as presently conducted.  The Company and each of its subsidiaries is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof) in each jurisdiction in which the assets or property owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)                                 The Company has made available to Parent an accurate and complete copy of each Governing Document of the Company and each of its subsidiaries, in each case, as in full force and effect as of the date of this Agreement.  The Company is not in violation of the provisions of its Governing Documents.  None of the Company subsidiaries is in violation of the provisions of its Governing Documents, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.2                                   Capitalization of the Company.

(a)                                 The authorized equity interests of the Company consist of the “Interests,” as defined in the Company LLC Agreement.  As of the date hereof, Section 3.2(a) of the Company Disclosure Schedules sets forth the number of Company Interests that are issued and outstanding.  As of the date hereof, no Company Interests were held in the Company’s treasury.  All of the issued and outstanding equity securities of the Company are duly authorized, validly issued, fully paid and non-assessable, and are not subject to and were not and will not be issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right.  The equity securities of the Company are owned beneficially and of record as set forth on Section 3.2(a) of the Company Disclosure Schedules, and the equity securities of the Company set forth on Section 3.2(a) of the Company Disclosure Schedules constitute all of the outstanding equity securities of the Company.

(b)                                 Except as set forth in subsection Section 3.2(a) or in Section 3.2(b) of the Company Disclosure Schedules, there are (i) no other equity securities of the Company or any of its subsidiaries authorized, issued, reserved for issuance or outstanding, (ii) no authorized or issued and outstanding securities of the Company or any of its subsidiaries convertible into or exchangeable for, at any time, equity securities of the Company or any of its subsidiaries, (iii) no contracts, options, warrants, call rights, puts, convertible securities, exchangeable securities, understandings or arrangements, or outstanding obligations, whether written or oral, of the Company or any of its subsidiaries to issue, repurchase, redeem, sell, deliver or otherwise acquire or cause to be issued, repurchased, redeemed, sold, delivered or acquired, any equity securities of the Company or any of its subsidiaries or securities convertible into or exchangeable for any equity securities of or similar interest in the Company or any of its subsidiaries and (iv) no voting trusts, proxies or other arrangements with respect to the voting or transfers of any equity securities of the Company or any of its subsidiaries.  There are no dividends or other distributions with respect to the equity securities of the Company that have been declared but remain unpaid.

(c)                                  The Company and its subsidiaries do not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, at any time, any equity or similar interest in any corporation, partnership, limited liability company, joint venture or other business association or entity other than a Company subsidiary.  Section 3.2(c) of the Company Disclosure Schedules sets forth the name, owner, jurisdiction of formation or organization (as applicable) and percentages of outstanding equity securities owned, directly or indirectly, by the Company and each of its subsidiaries, with respect to each corporation, partnership, limited liability company, joint venture or other business association or entity of which the Company or its subsidiaries owns, directly or indirectly, any equity or equity-related securities.  All outstanding equity securities of each subsidiary of the Company have been duly authorized and validly issued, are free and clear of any preemptive rights (other than such rights as may be held by the Company), restrictions on transfer (other than restrictions under applicable federal, state and other Securities Laws), or Liens (other than Permitted Liens) and, except as set forth in Section 3.2(c) of the Company Disclosure Schedules, are 100% owned, beneficially and of record, by the Company or a wholly owned subsidiary of the Company.

(d)                                 Section 3.2(d) of the Company Disclosure Schedules sets forth all of the Indebtedness of the Company and its subsidiaries and the amounts thereof as of November 21, 2014.

Section 3.3                                   Authority.  The Company has all requisite limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby, all of which have been duly authorized by all necessary action on the part of the Company and the Holders.  The Company Board has unanimously determined that this Agreement is advisable and in the best interests of the Company and approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger.  The Company Written Consents is valid, binding and in full force and effect, and has not been amended, revoked or withdrawn in any respect.  Accordingly, the Company Interestholder Approval has been obtained.  No other proceeding on the part of the Company, and no vote, consent or approval of any holder of any securities of the Company (or class or series thereof), whether under the Governing Documents of the Company or any other agreement, arrangement or understanding, or any applicable Law, is necessary to authorize, adopt or execute this Agreement or to consummate the transactions contemplated hereby.  The Company has duly executed and delivered this Agreement.  This Agreement constitutes a valid, legal and binding agreement of the Company, enforceable against the Company in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally (the “Enforceability Exceptions”).

Section 3.4                                   Financial Statements.

(a)                                 The Company has delivered to Parent true and complete copies of the following financial statements (such financial statements, the “Financial Statements”), copies of which are attached as Section 3.4(a) of the Company Disclosure Schedules:

(i)                                     the audited consolidated balance sheet of the Company and its subsidiaries as of June 30, 2013, and the related audited consolidated statements of income, cash flows and changes in equity for the period beginning October 19, 2012 and ending June 30, 2013 (the “Audited Financial Statements”); and

(ii)                                  the unaudited consolidated balance sheets of the Company and its subsidiaries as of June 30, 2014 and November 25, 2014 (the “Unaudited Financial Statements” and the balance sheet as of June 30, 2014, the “Company Balance Sheet”).

(b)                                 The Financial Statements and related notes (i) have been prepared from and are in accordance with the books and records of the Company and its subsidiaries, (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto and except, in the case of the Unaudited Financial Statements, for the absence of footnotes and subject to normal year-end adjustments not expected to be material in amount and (iii) fairly present, in all material respects, the consolidated financial position of the Company and its subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of the Unaudited Financial Statements, to the absence of footnotes and to normal year-end adjustments not expected to be material in amount).

(c)                                  The Company, as promptly as practicable after the date of this Agreement, cause to be prepared and deliver to Parent an audited consolidated balance sheet of the Company and its subsidiaries as of June 30, 2014, and the related audited consolidated statements of income, cash flows and changes in equity for the Company’s fiscal year ended June 30, 2014 (the “2014 Audit”).  The financial statements included in the 2014 Audit and related notes, when delivered, (i) will be prepared from and are in accordance with the books and records of the Company and its subsidiaries, (ii) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto and (iii) will fairly present, in all material respects, the consolidated financial position of the Company and its subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended.

(d)                                 None of the information supplied or to be supplied by the Company or any Holder for inclusion or incorporation by reference in the Disclosure Document will, at the time the Disclosure Document or any amendment or supplement thereto is first mailed or posted to shareholders and/or, as applicable, published, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein to make the statements therein not misleading.

Section 3.5                                   No Undisclosed Liabilities.  Neither the Company nor any of its subsidiaries has any liabilities, debts, claims or obligations of any nature or any kind, whether accrued, contingent, absolute, determined, determinable or otherwise (“Liabilities”), other than those that (a) are reflected or reserved against in the Company Balance Sheet, (b) have been incurred in the ordinary course of business consistent with past practice of the Company and its subsidiaries since the date of the Company Balance Sheet, (c) are expressly contemplated by this Agreement (d) individually or in the aggregate, would not reasonably be expected to be material to the Company and its subsidiaries, taken as a whole or (e) are Retained Liabilities.

Section 3.6                                   Consents and Approvals; No Violations.  No notice to, filing with, or authorization, consent or approval of any Governmental Entity is necessary for the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (a) the filing of the Certificate of Merger with the Secretary of State of the State of Florida pursuant to the FLLCA, (b) compliance with the Securities Laws, (c) those set forth on Section 3.6 of the Company Disclosure Schedules and (d) those the failure of which to obtain or make, individually or in the aggregate, would not reasonably be expected to have an adverse impact on the business of the Company or its subsidiaries or any of their respective properties or assets, or otherwise prevent or materially delay the Company from performing its obligations under this Agreement or taking any action necessary to consummate the transactions contemplated by this Agreement.  Neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Company’s or any of its subsidiaries’ Governing Documents, (ii) result in a violation or breach of, cause acceleration, trigger any right of recapture, allow a party to modify or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right (or the exercise of any right) of termination, cancellation, acceleration or modification, or right of first refusal, right of first offer or similar right) or any increased cost or loss of benefit to the Company or any of its subsidiaries or new or increased benefit or right to any party thereto or holder thereof under any of the terms, conditions or provisions of any Contract to which the Company or any of its subsidiaries is party or by which any of their respective properties or assets may be bound, (iii) violate any Law applicable to the Company or its subsidiaries or any of their respective properties or assets, (iv) except with respect to Permitted Liens, result in the creation of any Lien upon any of the assets of the Company or its subsidiaries, which in the case of any of clauses (ii), (iii) and (iv), individually or in the aggregate, would reasonably be expected to have, a Company Material Adverse Effect.

Section 3.7                                   Material Contracts.

(a)                                 Section 3.7(a) of the Company Disclosure Schedules contains a correct and complete list of all of the following Contracts to which the Company or its subsidiaries or any of their respective assets or properties is bound (collectively, the “Company Material Contracts”):  (i) all Contracts for the purchase by the Company or its subsidiaries of assets, materials, supplies, goods, services,  equipment or other personal property other than those that are for amounts not to exceed $200,000 during any twelve (12) month period; (ii) all Contracts (or series of related Contracts) for the sale or delivery of products by the Company or its subsidiaries of products providing for aggregate payments to the Company and its subsidiaries in excess of $200,000 during any twelve (12) month period; (iii) all Contracts for the lease, rental, occupancy, license or use of, title to, or any leasehold or other interest in, any material real or personal property; (iv) each joint venture, partnership or Contract involving a sharing of profits, losses, costs or Liabilities with any other Person; (v) each Contract containing any covenant that purports (x) to restrict the business activity or limit the freedom of the Company or any of its subsidiaries to engage in any line of business or geographic area or to compete with any Person, (y) to require the Company or any of its subsidiaries to transact business exclusively with any Person or (z) to require the Company or any subsidiary to provide any Person “most favored” pricing; (vi) each Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods; (vii) each Contract (or series of related Contracts) for future capital expenditures in excess of $200,000; (viii) all indentures, credit agreements, loan agreements, factoring agreements, security agreements, guarantees, notes, mortgages, letters of credit or reimbursement agreements related thereto or other evidence of Indebtedness by the Company or its subsidiaries (including agreements related to interest rate or currency hedging or other swap or derivative  activities) with any third Person; (ix) (A) all Contracts pursuant to which the Company or its subsidiaries is authorized to use any third party Intellectual Property Rights that are material to the business of the Company, excluding generally commercially available, off-the-shelf software programs (the “Licensed Intellectual Property”); (x) all Contracts pursuant to which any third party (A) is authorized to use Intellectual Property Rights owned by the Company or its subsidiaries that is material to the business of the Company or (B) has obtained and continues to have exclusive rights in Intellectual Property Rights owned by the Companies or its subsidiaries that is material to the business of the Company; (xi) all Contracts between the Company or its subsidiaries, on the one hand, and any of their Affiliates (including the Holders and any of their Affiliates), on the other hand, including all outstanding loans or advances made by the Company to any manager, officer, employee, equityholder or other Affiliate of the Company (other than any intercompany indebtedness between the Company and its wholly-owned subsidiaries); (xii) all settlement Contracts with any Governmental Entity or order or consent of a Governmental Entity to which the Company or its subsidiaries is subject involving future performance by the Company or its subsidiaries which is material to the Company; and (xiii) all Contracts pursuant to which the Company or any of its subsidiaries has material continuing indemnification, “earn-out” or other contingent obligations.

(b)                                 The Company has made available to Parent accurate and complete copies of each Company Material Contract in effect as of the date of this Agreement, together with all amendments and supplements thereto in effect as of the date of this Agreement.  Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its subsidiaries, taken as a whole, each Company Material Contract is valid and binding on the Company or one or more of its subsidiaries, as applicable, in full force and effect, and enforceable in accordance with its terms (subject to the Enforceability Exceptions).  Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company or its subsidiaries, taken as a whole, no default or breach by the Company or its subsidiaries, nor any event with respect to the Company or its subsidiaries that with notice or the passage of time or both would result in a default or breach, has occurred under any Company Material Contract and, to the Company’s knowledge, no default or breach, nor any event that with notice or the passage of time or both would result in a default or breach, by the other contracting parties has occurred thereunder.

Section 3.8                                   Absence of Changes.

(a)                                 Since the date of the Company Balance Sheet, there have not been any events, changes or developments which have had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)                                 Since the date of the Company Balance Sheet and through the date of this Agreement, (i) the Company and each of its subsidiaries has conducted its business in the ordinary course consistent with past practice and (ii) none of the Company or its subsidiaries has taken any action that would be prohibited by Section 6.1 if it were taken after the date of this Agreement and prior to the Closing.

Section 3.9                                   Litigation.  There is no judgment, suit, litigation, arbitration, claim, action, complaint, injunction, order, dispute, inquiry or proceeding (each, an “Action”) pending or, to the Company’s knowledge, threatened or under investigation against the Company or its subsidiaries, which, individually or in the aggregate, would reasonably be expected to (a) result in a material liability to the Company or a material prohibition on the Company’s conduct of its business as presently conducted or (b) prevent or materially delay the Company from performing its obligations under this Agreement or taking any action necessary to consummate the transactions contemplated by this Agreement.  None of the Company or its subsidiaries is subject to any outstanding and unsatisfied material order, writ, judgment, injunction, settlement or decree.  Section 3.9 of the Company Disclosure Schedules sets forth each Action since January 1, 2011 that resulted in (i) any sanctions, conduct restriction or injunction or (ii) any payments in excess of $50,000, in each case by or against the Company or any of its subsidiaries or any of their respective officers, directors or managers in their capacity as officers, directors or managers (whether as a result of a judgment, fine, settlement or otherwise).

Section 3.10                            Compliance with Applicable Law; Permits.

(a)                                 Except as set forth on Section 3.10(a) of the Company Disclosure Schedules, each of the Company and its subsidiaries (i) are, and during the two (2)-year period preceding the date hereof, have been, in compliance in all material respects with all applicable Laws (including the Food Safety Laws and the Florida Citrus Code) and Permits, and (ii) neither the Company nor any of its subsidiaries (nor, to the Company’s knowledge, the Latt Maxcy Business) has, during the past two (2) years received any written notice or other written communication from any Person regarding any actual, alleged or potential material violation by the Company or its subsidiaries of any Law or Permit or any cancellation, termination or failure to renew any Permit held by the Company or any of its subsidiaries.

(b)                                 Section 3.10(b) of the Company Disclosure Schedules sets forth a true and complete list of all material Permits which are required for the operation of the business of the Company and its subsidiaries as presently conducted, and the use and occupancy of the Company Real Property, including any material Permits required or granted under Food Safety Laws.  Except as set forth on Section 3.10(b) of the Company Disclosure Schedules, each of the Company and its subsidiaries holds an exclusive right to use and is in compliance, in all material respects, with all such Permits.  Neither the Company nor its subsidiaries (nor, to the Company’s knowledge, the Latt Maxcy Business) have received written notice of any proceedings pending or threatened relating to the suspension, revocation or modification of any Permit listed on Section 3.10(b) of the Company Disclosure Schedules.

(c)                                  During the two (2)-year period prior to the date hereof, there has been no recall or withdrawal by the Company or any of its affiliates of any product of their business.

Section 3.11                            Employee Plans.

(a)                                 The Company has delivered or made available to Parent copies of (as applicable):  (i) each material Company Benefit Plan (including all amendments thereto) or, with respect to any such plan that is not in writing, a written description of the material terms thereof; (ii) the summary plan description; (iii) the most recent annual report, financial statement, actuarial report, determination letter or opinion letter from the Internal Revenue Service and  Form 5500 required to have been filed with the Internal Revenue Service; (iv) any related trust agreements, insurance contracts or other funding arrangements; and (v) any communications with the Internal Revenue Service, the Department of Labor or any other Governmental Entity relating to any compliance issues in respect of any such Company Benefit Plan.

(b)                                 Each Company Benefit Plan that is intended to be a qualified plan under Section 401(a) of the Code has either received a favorable determination letter from the Internal Revenue Service or may rely on a favorable opinion letter issued by the Internal Revenue Service and, to the Company’s knowledge, nothing has occurred since the date of such determination or opinion letter that would reasonably be expected to adversely affect such qualification.

(c)                                  Each Company Benefit Plan has been established, operated and administered in all material respects in compliance with its terms and applicable Laws.  There are no actions, suits, audits or investigations by any Governmental Entity, termination proceedings or other claims (except routine claims for benefits payable under the Company Benefit Plans) pending or, to the Company’s knowledge, threatened, other than any such investigations, proceedings or claims that would not reasonably be expected to result in a material liability to the Company.

(d)                                 No Company Benefit Plan is, and no employee benefit plan maintained by the Company or any of its subsidiaries since December 31, 2012 has been, subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code.  Since December 31, 2012, no

Controlled Group Liability has been incurred by the Company, its subsidiaries or their respective ERISA Affiliates or their respective predecessors that has not been satisfied in full, and no condition exists that presents a risk to the Company, its subsidiaries or any such ERISA Affiliates of incurring any such Controlled Group Liability.  All contributions or other amounts payable by the Company or any of its subsidiaries with respect to each Company Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with GAAP.

(e)                                  Neither the Company, its subsidiaries nor any of their respective ERISA Affiliates has, at any time since December 31, 2012, contributed to, been obligated to contribute to or had any liability (including any contingent liability) with respect to any Multiemployer Plan or a plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.

(f)                                   No Company Benefit Plan provides health insurance, life insurance or death benefits to current or former employees of the Company or any of its subsidiaries beyond their retirement or other termination of service, other than as required by Section 4980B of the Code.

(g)                                  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event):  (i) entitle any current or former employee, officer, director or independent contractor of the Company or any of its subsidiaries to any payment or benefit (or result in the funding of any such payment or benefit) under any Company Benefit Plan; (ii) increase the amount of any compensation, equity award or other benefits otherwise payable by the Company or any of its subsidiaries under any Company Benefit Plan; (iii) result in the acceleration of the time of payment, funding or vesting of any compensation, equity award or other benefits under any Company Benefit Plan; (iv) result in any “excess parachute payment” (within the meaning of Section 280G of the Code) becoming due to any current or former employee, officer, director or independent contractor of the Company or any of its subsidiaries; or (v) limit or restrict the right of the Company or any of its subsidiaries to merge, amend or terminate any Company Benefit Plan.

(h)                                 Neither the Company nor any of its subsidiaries is a party to, or is otherwise obligated under, any plan, policy, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Section 409A or 4999 of the Code (or any corresponding provisions of state or local Law relating to Tax).

Section 3.12                            Environmental Matters.  Except as set forth on Section 3.12 of the Company Disclosure Schedules:

(a)                                 The Company and its subsidiaries are, and during the two (2)-year period preceding the date hereof, have been, in substantial compliance in all material respects with all Environmental Laws.  The Company and its subsidiaries hold and are in substantial compliance in all material respects with all Permits that are required pursuant to Environmental Laws for its operation at and occupancy of the Company Real Property, all such Permits are in full force and effect and neither the Company nor its subsidiaries (nor, to the Company’s knowledge, the Latt

Maxcy Business) have received written notice of any proceedings pending or threatened, relating to the suspension, revocation or modification of any such Permit.  The Company has made available to Parent complete copies of all material studies, reports, surveys, assessments, audits, correspondence, investigations, analysis, tests, and other documents (whether in hard copy or electronic form) in the Company’s or its subsidiaries’ possession regarding the presence or alleged presence of Hazardous Substances at, on, or affecting the business of the Company or its subsidiaries or the Company Real Property or regarding the Company’s or its subsidiaries’ compliance with any Environmental Law.

(b)                                 To the Company’s knowledge, there are no Environmental Conditions present at, on, or under, any facility owned, leased or operated by the Company or any of the Company Real Property that, under any Environmental Law or agreement with any Person (i) give rise to any material liability or the imposition of a statutory Lien or (ii) require any response or remedial action, including any investigation, reporting, monitoring or cleanup.  None of the Company or any of its subsidiaries (or, to the Company’s knowledge, the Latt Maxcy Business) has received in the past two (2) years any currently unresolved written notice, report, order, citation, complaint, directive, or other information of any violation of, or liability under (including any investigatory, corrective or remedial obligation), any Environmental Laws, other than incidental or immaterial matters that have been addressed.  No Hazardous Substances have been used, handled generated, processed, treated, stored, transported to or from, released, discharged or disposed of by the Company or its subsidiaries or, to the Company’s knowledge, by any third Person, on, in or beneath any of the Company Real Property or any other property formerly owned, leased or operated by the Company or its subsidiaries in the past two (2) years (or, to the Company’s knowledge, any earlier period) (“Former Company Property”) that requires remediation or investigation, other than the ordinary and routine application of agricultural chemicals in accordance with manufacturer instructions.  To the Company’s knowledge and except as would not have a Company Material Adverse Effect, there is no Release or threatened Release of any Hazardous Substance migrating to the Company Real Property.

(c)                                  (i) There are no underground or above ground storage tanks containing any Hazardous Substance nor any other installation or equipment regulated under Environmental Laws (a “Regulated Installation”) on the Company Real Property, (ii) any underground or above ground storage tank or any other Regulated Installation has been duly registered with the appropriate Governmental Entity and (iii) to the Company’s knowledge, no underground storage tanks have been removed from or taken out of service at the Company Real Property or the Former Company Property within the preceding ten years.  There is no (A) contaminated groundwater or wells, culverts, canals, ponds or drainage ditches requiring investigation or remediation under any Environmental Laws, (B) oil or gas exploration or production activity or (C) power transformer owned or operated by the Company that contains or, to the Company’s knowledge, may have contained polychlorinated biphenyls on the Company Real Property or, to the Company’s knowledge, any Former Company Property.  No Hazardous Substance generated by the Company or its subsidiaries has ever been directly or indirectly sent, transferred, transported to, treated, stored, or disposed of at any offsite location that is, to the Company’s knowledge, subject to investigation or clean-up of Hazardous Substances, including any site listed or formally proposed for listing on the National Priority List promulgated pursuant to CERCLA or to any site listed on any analogous state or foreign list of sites requiring investigation or clean-up under Environmental Laws for which the Company has been identified as a potentially responsible party.

(d)                                 The representations and warranties set forth in this Section 3.12 are the Company’s sole and exclusive representations and warranties regarding environmental matters.

Section 3.13                            Intellectual Property.

(a)                                 For purposes of this Section 3.13, “Company Registered Intellectual Property” shall mean:  (i) all U.S. and foreign patents owned by the Company or any of its subsidiaries; (ii) all U.S. and foreign registered and material unregistered Trademarks (other than Internet domain names) owned by the Company or any of its subsidiaries; (iii) all Internet domain names owned by the Company or any of its subsidiaries; and (iv) all registered copyrights owned by the Company or any of its subsidiaries.  Except as set forth on Section 3.13(a) of the Company Disclosure Schedules, the Company or one of its wholly owned subsidiaries exclusively owns or possesses legally enforceable rights to use, in each case free and clear of any and all Liens, covenants and restrictions (except, in the case of licenses, the interests of the licensing party and the terms and conditions of such licenses), all material Intellectual Property Rights necessary to conduct the business of the Company and its subsidiaries as currently conducted.

(b)                                 Except as set forth on Section 3.13(b) of the Company Disclosure Schedules:  (i) each material item of Company Registered Intellectual Property is valid, issued, subsisting and enforceable; (ii) neither the Company nor any of its subsidiaries has received any written notice or claim within the past twelve (12) months, and no such claim has been threatened, challenging the Company’s or any of its subsidiaries’ complete and exclusive ownership of any Owned Intellectual Property, or the Company’s or any of its subsidiaries’ entitlement to use the Licensed Intellectual Property; (iii) neither the Company nor any of its subsidiaries is currently infringing or misappropriating the Intellectual Property Rights of any other Person; and (iv) to the Company’s knowledge, no third party is infringing, violating or misappropriating any of the Owned Intellectual Property or claiming or alleging that any such Intellectual Property Right is invalid or unenforceable.  The Company has taken commercially reasonable measures to protect the proprietary nature of the Intellectual Property Rights and other trade secrets owned by a third party and licensed to the Company or its subsidiaries.

Section 3.14                            Labor Matters.

(a)                                 Neither the Company nor any of its subsidiaries is a party to, or bound by, any collective bargaining agreement or Contract or other Contract with any labor organization or other representatives of employees of the Company or any of its subsidiaries.  No labor organization or group of employees of the Company or any of its subsidiaries has made a pending demand for recognition or certification, there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Company’s knowledge, threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority and there are no organizational efforts, strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or, to the Company’s knowledge, threatened against or involving employees of the Company or any of its subsidiaries.

(b)                                 The Company and each of its subsidiaries is in material compliance with all applicable Laws relating to labor, employment, termination of employment or similar matters, including Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, worker classification, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations.  None of the Company or any of its subsidiaries has engaged in any unfair labor practices or similar prohibited practices.

Section 3.15                            Insurance.  Section 3.15 of the Company Disclosure Schedules contains a list (together with their respective termination dates) of all material insurance policies of the Company and its subsidiaries.  All such insurance policies are in full force and effect, all premiums thereon have been timely paid and no notice of cancellation, termination or non-renewal has been received by the Company with respect to any such insurance policy.  Since January 1, 2013, there has been no material claim by the Company pending under any such insurance policies as to which coverage has been denied.

Section 3.16                            Tax Matters.

(a)                                 The Company and each of its subsidiaries has prepared and duly and timely filed with the appropriate federal, state, local and foreign taxing authorities, or has had prepared and duly and timely filed on its behalf, all material Tax Returns, required to be filed with respect to it and has timely paid, or has had timely paid on its behalf, all material Taxes owed or payable by it, including Taxes which the Company or any of its subsidiaries is obligated to withhold, including with respect to payments made or owing to employees, creditors, members or other third parties.

(b)                                 All Tax Returns filed by or with respect to the Company and each of its subsidiaries are true, complete and correct in all material respects, and each of the Company and its subsidiaries has maintained all material records required to be maintained for Tax purposes; all such information was and remains complete and accurate in all material respects and all such Tax Returns were and remain complete and accurate in all material respects and were made on the proper basis and do not, and so far as the Company should reasonably be aware, are not, reasonably likely to, reveal any transactions which may be the subject of any dispute with, or any inquiry raised by, any taxing authority.

(c)                                  All material Taxes for all taxable periods ending on or before the date hereof have been timely paid, or adequate accruals therefore have been made for such Taxes on the Financial Statements in accordance with GAAP.  All material Taxes for any period ending after the date of such Financial Statements and through the Closing Date have been or will be incurred in the ordinary course of business or in connection with the transactions contemplated by this Agreement and will not exceed the accruals that have been made for Taxes on the Financial Statements, adjusted to reflect the length of the relevant accrual period, other than any Taxes incurred in connection with the transactions contemplated by this Agreement, whether payable by Parent, the Surviving Company or the Company or resulting from any transaction occurring on the Closing Date but after the Closing which is outside the ordinary course of business of the Company.

(d)                                 Neither the Company nor any of its subsidiaries is currently the subject of a material Tax audit, examination or other administrative or judicial proceeding with respect to Taxes, and no such audit, examination or other proceeding has been threatened in writing.

(e)                                  Neither the Company nor any of its subsidiaries (nor any consolidated, combined, unitary or affiliated group of which any of them is or has been a member) has consented to extend or waive the time (which consent is still in effect), or is the beneficiary of any extension or waiver of time, in which any material Tax may be assessed or collected by any taxing authority, and no request for any such extension or waiver is currently pending.

(f)                                   Neither the Company nor any of its subsidiaries (nor any consolidated, combined, unitary or affiliated group of which any of them is or has been a member) has received from any taxing authority any written notice of proposed adjustment, deficiency, or underpayment of any material Taxes.

(g)                                  Neither the Company nor any of its subsidiaries has received any written claim from any taxing authority in a jurisdiction where the Company or any of its subsidiaries does not file Tax Returns that any of them is or may be subject to taxation by that jurisdiction.

(h)                                 Neither the Company nor any of its subsidiaries (i) joins or has joined in the filing of any affiliated, aggregate, consolidated, combined or unitary federal, state, local or foreign Tax Return other than the income Tax Return for any such group of which the Company or any of its subsidiaries is the common parent, or (ii) has any liability for the Taxes of any Person, other than the Company or any of its subsidiaries, under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

(i)                                     Neither the Company nor any of its subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income as a result of any (i) change in method of accounting under Section 481(c) of the Code (or any similar provision of state, local or foreign Law), (ii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law), (iii) installment sale or open transaction disposition or intercompany transaction made on or prior to the Closing Date or (iv) prepaid amount received on or prior to the Closing Date.

(j)                                    The Company and each of its subsidiaries is and at all times has been resident in its place of incorporation and is not and has not at any time been treated as resident in any other jurisdiction (including any double taxation arrangement).  Neither the Company nor any of its subsidiaries has been subject to Tax in any jurisdiction other than its place of incorporation by virtue of having a permanent establishment, a permanent representative or other place of business or taxable presence in that jurisdiction.

(k)                                 None of the Company or its subsidiaries is a “conduit entity” as defined in Fla. Stat. § 201.02.

Section 3.17                            Fees and Commissions.  No broker, finder, financial advisor or investment banker is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s or similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and/or on behalf of the Company or any of its Affiliates, in each case, for which the Company or any of its subsidiaries is liable.

Section 3.18                            Property.

(a)                                 Section 3.18(a) of the Company Disclosure Schedules sets forth a complete and accurate list (including legal description as to Owned Real Property, and name of current landlord and address with respect to all Leased Real Property) of (i) all real property owned in fee by the Company or any Company subsidiary (such real property, the “Owned Real Property”); (ii) all leases, subleases, licenses or other agreements pursuant to which the Company or any Company subsidiary, as tenant, subtenant, licensee or sublicensee, obtain the use or occupancy of real property from third Persons (such real property, the “Leased Real Property”); and (iii) all leases, subleases, licenses, sublicenses or other agreements between the Company or any Company subsidiary, as landlord, sublandlord, licensor or sublicensor and third Persons with respect to Company Real Property, as tenant, subtenant, licensee or sublicensee in each case of clauses (i) through (iii), as of the date of this Agreement (the leases and other documents or agreements in clauses (ii) and (iii), the “Company Leases,” and together with the Owned Real Property and the Leased Real Property, the “Company Real Property”); it being understood that “Company Leases” shall include all temporary, short-term and seasonal agreements, including with respect to beekeepers, hunting, fishing and alligator control.  Except as set forth on Section 3.18(a) of the Company Disclosure Schedules, neither the Company nor any of its subsidiaries owns, leases, licenses, uses or occupies any real property.  True and complete copies of all Company Leases have previously been delivered to Parent.

(b)                                 With respect to each parcel of Owned Real Property, either the Company or a subsidiary of the Company owns good, valid and marketable fee simple title to such parcel, free and clear of all Liens and other restrictions, other than Permitted Liens.  The Company or a subsidiary of the Company has a good and valid leasehold interest in each Company Lease, subject only to Permitted Liens.  The Company Real Property and the Company Leases constitute all of the real property necessary in all material respects to own and operate the business of the Company and its subsidiaries in a manner consistent with past practice.

(c)                                  Except as set forth on Section 3.18(c) of the Company Disclosure Schedules, there are no outstanding options or rights of first refusal, first offer or first negotiation, nor any Contracts, to purchase or lease (or Contracts for deed or lease) the Company Real Property (except any such rights that may be exercised only by and for the sole benefit of the Company or its subsidiary, as set forth in the Company Leases), any portion thereof or any interest therein, nor any agreements to mortgage or hypothecate any such Company Real Property.  The Company has made available to Parent all surveys, title commitments and title policies in its possession for each parcel of Owned Real Property.

(d)                                 Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its subsidiaries, (i) each Company Lease is valid and binding on the Company party thereto (and to the Company’s knowledge, on the other parties thereto), and is in full force and effect and enforceable in accordance with its terms (subject to the Enforceability Exceptions), (ii) the Company, each of its subsidiaries, and, to the Company’s knowledge, each of the other parties thereto, has performed in all respects all obligations required to be performed by it under each Company Lease (iii) none of the Company or any of its subsidiaries has received any oral or written notice of default or termination with respect to any Company Lease which remains outstanding or uncured and (iv) none of the Company or any of its subsidiaries (nor, to the Company’s knowledge, any of the other parties thereto) is in breach or default (nor has any event occurred which, with the giving of notice or lapse of time, or both, would constitute such breach or default) under any of the Company Leases to which each such entity is a party.

(e)                                  None of the Company or its subsidiaries has received written notice in the past twelve (12) months of any condemnation proceeding or proposed action or agreement for taking in lieu of condemnation, nor to the Company’s knowledge, is any such proceeding, action or agreement pending or threatened in writing, with respect to any portion of any Company Real Property.  The current use of the Company Real Property does not violate in any material respect any instrument of record or agreement affecting such property, and there are no violations of any zoning laws, covenants, conditions, restrictions, easements, agreements or orders of any Governmental Entity having jurisdiction over any of the Company Real Property that affect such property or the use or occupancy thereof.

(f)                                   The Company and its subsidiaries own good, valid and marketable title to, or hold a good and valid leasehold interest in, all of the material personal property used by them in the conduct of their business, free and clear of all Liens, except for Permitted Liens and Liens that will be terminated at or prior to the Closing.  Each such item of material personal property is in operable condition and repair sufficient for the present and continued use in the business of the Company and its subsidiaries as presently conducted, subject to normal wear and tear.

Section 3.19                            Transactions with Affiliates.

(a)                                 Section 3.19(a) of the Company Disclosure Schedules sets forth all arrangements (other than ordinary course employment and benefit arrangements) between the Company or any of its subsidiaries, on the one hand, and any current or former director, manager, partner, officer, equityholder or Affiliate of the Company or any other Person in which any current or former director, manager, partner, officer, equityholder or Affiliate of the Company has a financial interest (each of the foregoing, a “Related Party”), on the other hand (each such arrangement, an “Affiliate Transaction”).  All Affiliate Transactions are terminable by the Company or its subsidiary, as applicable, with no financial penalty or fee.  As of the Closing Date, none of the Company or its subsidiaries will have any liabilities (contingent or otherwise) for any terminated Affiliate Transactions.  No equityholder or Affiliate of the Company (other than the Company and its subsidiaries) owns any material property or asset used in the conduct of the business of the Company and its subsidiaries.

(b)                                 As of the Closing, all Affiliate Transactions shall be terminated, and no amounts will be owed by, or owing to, the Company or any Company subsidiary pursuant to any Affiliate Transaction.

Section 3.20                            Customers and Suppliers.  Section 3.20 of the Company Disclosure Schedules lists the top ten (10) customers and top ten (10) suppliers of the Company for the fiscal year ended June 30, 2014 (determined on a consolidated basis based on the amount of revenues recognized by the Company and its subsidiaries).  From June 30, 2013 until the date of this Agreement, (a) neither the Company nor any of its subsidiaries have received any written indication that any such customer or supplier plans to stop or materially decrease the amount of business done with the Company or its subsidiaries, (b) no such customer received a material decrease in the prices paid to the Company or its subsidiaries that is inconsistent with the terms of its existing agreement or order with the Company or its subsidiaries and (c) no such supplier received a material increase in the prices charged to the Company or its subsidiaries that is inconsistent with the terms of its existing agreement or order with the Company or its subsidiaries.  Neither the Company nor any of its subsidiaries is involved in any material claim or dispute with respect to any customer or supplier listed on Section 3.20 of the Company Disclosure Schedules.

Section 3.21                            Appraisal.  The Company and/or the Holders have, at the Appraiser’s request, provided to the Appraiser all information required to prepare a fair and reasonable assessment of the value of Company’s and its subsidiaries’ groves, and, since the date of the Agreement, there has been no change, event, effect, development, circumstance or occurrence that has caused or would cause the Appraiser to materially and adversely revise the valuation of such groves.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE HOLDERS

Except as set forth in the Company Disclosure Schedules, each Holder, severally and not jointly, represents and warrants to Parent as follows in this Article 4.  The Company Disclosure Schedules are arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article 4 for convenience of reference, and the disclosure in any paragraph of the Company Disclosure Schedules shall qualify the corresponding paragraph in this Article 4 and such other paragraphs if it is reasonably apparent on the face of the disclosure (without the need to examine underlying documentation) that such disclosure is applicable to such other paragraphs.

Section 4.1                                   Organization and Qualification.  If such Holder is not an individual, such Holder is a limited liability company, limited partnership or corporation duly organized, validly existing and in good standing (or the equivalent thereof) under the Laws of its respective jurisdiction of organization.  If such Holder is not an individual, such Holder is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof) in each jurisdiction in which the assets or property owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to prevent or materially impair or delay the ability of such Holder to perform its obligations hereunder.

Section 4.2                                   Title to Company Interests.

(a)                                 Such Holder is the sole record and beneficial owner of all of the issued and outstanding equity securities of the Company set forth opposite such Holder’s name on Section 4.2(a) of the Company Disclosure Schedules and has good, valid and marketable title to such equity securities, free and clear of all Liens and with no restriction on the voting rights and other incidents of record and beneficial ownership pertaining thereto.  Such Holder is not the subject of any bankruptcy, reorganization or similar proceeding.  Except for this Agreement and as set forth on Section 4.2(a) of the Company Disclosure Schedules, there are no outstanding voting trusts, proxies, Contracts or understandings between such Holder and any other Person with respect to the acquisition, disposition, transfer, registration or voting of or any other matters in any way pertaining or relating to, or any other restrictions on any of the equity securities of the Company, and, except as contemplated by this Agreement, such Holder has no right to receive or acquire any Company Interest or other equity interest of the Company or any of its subsidiaries.

(b)                                 Except as set forth in Section 4.2(b) of the Company Disclosure Schedules, such Holder does not own (i) any equity securities of the Company or any of its subsidiaries, (ii) any securities of the Company or any of its subsidiaries convertible into or exchangeable for, at any time, equity securities of the Company or any of its subsidiaries or (iii) any contracts, options, warrants, call rights, puts, convertible securities, exchangeable securities, understandings or arrangements, or outstanding obligations, whether written or oral, to issue, repurchase, redeem, sell, deliver or otherwise acquire or cause to be issued, repurchased, redeemed, sold, delivered or acquired, any equity securities of the Company or any of its subsidiaries or securities convertible into or exchangeable for any equity securities of or similar interest in the Company or any of its subsidiaries.

Section 4.3                                   Authority.  Such Holder has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby, all of which have been duly authorized by all necessary action on the part of such Holder.  No other proceeding on the part of such Holder, and, if such Holder is not an individual, no vote, consent or approval of any holder of any securities of such Holder (or class or series thereof), whether under the Governing Documents of such Holder or any other agreement, arrangement or understanding, or any applicable Law, is necessary to authorize, adopt or execute this Agreement party or to consummate the transactions contemplated hereby.  Such Holder has duly executed and delivered this Agreement.  This Agreement constitutes a valid, legal and binding agreement of such Holder, enforceable against such Holder in accordance with their respective terms, subject to the Enforceability Exceptions.

Section 4.4                                   Consents and Approvals; No Violations.  No notice to, filing with, or authorization, consent or approval of any Governmental Entity is necessary for the execution, delivery or performance of this Agreement by such Holder or the consummation by such Holder of the transactions contemplated hereby, except for (a) compliance with the Securities Laws, (b) those set forth on Section 4.4 of the Company Disclosure Schedules and (c) those the failure of which to obtain or make, individually or in the aggregate, would not reasonably be expected to prevent or materially delay such Holder from performing its obligations under this Agreement or taking any action necessary to consummate the transactions contemplated by this Agreement.  Neither the execution, delivery and performance of this Agreement by such Holder nor the consummation by such Holder of the transactions contemplated hereby will (i) if such Holder is not an individual, conflict with or result in any breach of any provision of such Holder’s or any of its subsidiaries’ Governing Documents, (ii) result in a violation or breach of, cause acceleration, trigger any right of recapture, allow a party to modify or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right (or the exercise of any right) of termination, cancellation, acceleration or modification, or right of first refusal, right of first offer or similar right) or any increased cost or loss of benefit to such Holder or new or increased benefit or right to any party thereto or holder thereof under any of the terms, conditions or provisions of any Contract to which such Holder is party or by which any of their respective properties or assets may be bound, (iii) violate any Law applicable to such Holder or any of their respective properties or assets or (iv) except with respect to Permitted Liens, result in the creation of any Lien upon any of the assets of such Holder, which in the case of any of clauses (ii), (iii) and (iv), individually or in the aggregate, would reasonably be expected to prevent or materially delay such Holder from performing its obligations under this Agreement or taking any action necessary to consummate the transactions contemplated by this Agreement.

Section 4.5                                   Fees and Commissions.  No broker, finder, financial advisor or investment banker is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and/or on behalf of such Holder or any of its Affiliates, in each case, for which the Company or any of its subsidiaries is liable.

Section 4.6                                   Allocation of Merger Consideration.  The allocation of the Merger Consideration among the holders of Company Interests provided for in Article 2 of this Agreement is in accordance with and complies with the terms of, and does not conflict with or result in any violation of or default under the Company’s Governing Documents or any other agreements or instruments pursuant to which equity securities or securities in the Company have been issued.  The allocation reflected in the Allocation Certificate, when provided pursuant to Section 7.10, will be in accordance with and comply with the terms of, and not conflict with or result in any violation of or default under the Company’s Governing Documents or any other agreements or instruments pursuant to which equity securities or securities in the Company have been issued.

Section 4.7                                   Investment Intent.  Such Holder (a) will be acquiring Parent Shares in the Merger for its own account, solely for investment and not with a view toward, or for sale in connection with, any distribution thereof in violation of any of the Securities Laws, or with any present intention of distributing or selling such Parent Shares in violation of any such Laws, (b) is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act and possesses such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Parent Shares and of making an informed investment decision and (c) understands that the Parent Shares to be issued in the Merger will not be registered under the Securities Act or any other applicable Securities Laws and may not be sold or transferred except pursuant to the registration provisions of the Securities Act (and in compliance with any other Securities Law) or pursuant to a valid exemption from registration.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PARENT

Except as set forth in the Parent SEC Documents (excluding any disclosures set forth in any risk factor section thereof or in any section relating to forward-looking statements) and in the disclosure schedules delivered to the Company and the Holders at or prior to the execution of this Agreement (the “Parent Disclosure Schedules”), each of Parent and Merger Sub represents and warrants to the Company and the Holders as follows in this Article 5.  The Parent Disclosure Schedules are arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article 5 for convenience of reference, and the disclosure in any paragraph of the Parent Disclosure Schedules shall qualify the corresponding paragraph in this Article 5 and such other paragraphs if it is reasonably apparent on the face of the disclosure that such disclosure is applicable to such other paragraphs.

Section 5.1                                   Organization and Qualification.

(a)                                 Parent is a corporation duly organized, validly existing and in good standing (or the equivalent thereof) under the Laws of the State of Florida.  Merger Sub is a limited liability company duly organized, validly existing and in good standing (or the equivalent thereof) under the Laws of the State of Florida.  Each of Parent and Merger Sub has the requisite power and authority necessary to own, lease and operate its properties and to carry on its businesses as presently conducted.  Each of Parent and Merger Sub is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof) in each jurisdiction in which the assets or property owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)                                 Parent has made available to the Company and the Holders an accurate and complete copy of each Governing Document of each of Parent and Merger Sub, in each case, as in full force and effect as of the date of this Agreement.  Parent is not in violation of the provisions of its Governing Documents.  Merger Sub is not in violation of the provisions of its Governing Documents, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.2                                   Capitalization of Parent.

(a)                                 As of November 28, 2014, the authorized capital stock of Parent consists of 15,000,000 shares of Parent Common Stock and 1,000,000 shares of preferred stock, without par value (“Parent Preferred Stock,” and, together with Parent Common Stock, “Parent Shares”).  As of November 28, 2014, there were (i) 7,366,738 shares of Parent Common Stock issued and outstanding and no shares of Parent Preferred Stock issued and outstanding; (ii) unvested restricted unit awards in respect of Zero (0) shares of Parent Common Stock; and (iii) 305,655 shares of Parent Common Stock reserved for issuance under Parent’s 2008 Incentive Equity Plan and 2013 Incentive Equity Plan.  All outstanding Parent Shares are duly authorized, validly issued, fully paid and non-assessable, and are not subject to and were not and will not be issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right.  The Parent Common Stock to be issued pursuant to this Agreement shall be, when issued in accordance with the terms hereof, duly authorized, validly issued, fully paid and non-assessable, and not subject to or issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right.

(b)                                 Except as set forth in subsection (a) above, as of November 28, 2014, there are (i) no other shares of capital stock or other equity securities of Parent authorized, issued, reserved for issuance or outstanding, (ii) no other authorized or issued and outstanding securities of Parent convertible into or exchangeable for, at any time, equity securities of Parent, (iii) no contracts, options, warrants, call rights, puts, convertible securities, exchangeable securities, understandings or arrangements, or outstanding obligations, whether written or oral, of Parent to issue, repurchase, redeem, sell, deliver or otherwise acquire or cause to be issued, repurchased, redeemed, sold, delivered or acquired, any capital stock of Parent or securities convertible into or exchangeable for any equity securities of or similar interest in Parent or (iv) no voting trusts, proxies or other arrangements among Parent’s shareholders with respect to the voting or transfers of Parent Shares.  There are no dividends or other distributions with respect to Parent Shares that have been declared but remain unpaid.

(c)                                  Parent does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, at any time, any equity or similar interest in any corporation, partnership, limited liability company, joint venture or other business association or entity other than a subsidiary of Parent.  All outstanding equity securities of each subsidiary of Parent have been duly authorized and validly issued, are free and clear of any preemptive rights (other than such rights as may be held by Parent or any of its subsidiaries), restrictions on transfer (other than restrictions under applicable federal, state and other Securities Laws), or Liens (other than Permitted Liens) and are 100% owned, beneficially and of record, by Parent or one of its subsidiaries.

Section 5.3                                   Authority.  Each of Parent and Merger Sub has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, subject to the Parent Shareholder Approval, to consummate the transactions contemplated hereby, all of which have been duly authorized by all necessary action on the part of Parent.  The Board of Directors of each of Parent (acting upon the recommendation of the Special Committee) and Merger Sub has determined that the Merger is advisable and in the best interests of Parent and its shareholders and approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and the Stock Issuance.  Except for the Parent Shareholder Approval, no other proceeding on the part of Parent or Merger Sub is necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  Each of Parent and Merger Sub has duly executed and delivered this Agreement.  This Agreement constitutes a valid, legal and binding agreement of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

Section 5.4                                   Reports; Financial Statements; Liabilities.

(a)                                 Since January 1, 2013, Parent has filed or furnished all forms, documents and reports required to be filed or furnished prior to the date of this Agreement by it with the

SEC, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Parent SEC Documents”), each of which, in each case as of its date, or, if amended, as finally amended prior to the date of this Agreement, complied in all material respects with the applicable requirements of the Securities Laws, as the case may be.  As of the date of this Agreement, there are no material unresolved comments issued by the staff of the SEC with respect to any of the Parent SEC Documents.  None of the Parent SEC Documents at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.

(b)                                 The consolidated financial statements of Parent and related notes included (or incorporated by reference) in the Parent SEC Documents (if amended, as of the date of the last such amendment filed prior the date of this Agreement) (i) have been prepared from and are in accordance with the books and records of Parent, (ii) have been prepared in accordance with GAAP consistently applied (or with respect to unaudited interim financial statements, follow GAAP principles and have been prepared by management in a manner consistent with prior interim principles), the published rules and regulations of the SEC with respect thereto and other legal and accounting requirements applicable to Parent, except as may be indicated in the notes thereto and except, in the case of unaudited interim financial statements, for the absence of footnotes and subject to normal year-end adjustments not expected to be material in amount and (iii) fairly present in all material respects the consolidated financial position of Parent and its subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited interim financial statements, to the absence of footnotes and to normal year-end adjustments not expected to be material in amount and to any other adjustments described therein, including in the notes thereto) in conformity with GAAP (except in the case of unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

(c)                                  Parent and each of its subsidiaries maintains a system of accounting and internal controls sufficient in all material respects to provide reasonable assurances that (i) financial transactions are executed in accordance with the general and specific authorization of the management of Parent, (ii) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and other legal and accounting requirements applicable to Parent and each of its subsidiaries and to maintain proper accountability for items and (iii) access to their respective property and assets is permitted only in accordance with management’s general or specific authorization.

(d)                                 Since January 1, 2013, neither Parent nor any of its subsidiaries nor, to Parent’s knowledge, any director, officer, employee, auditor, accountant or representative of Parent or any of its subsidiaries has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its subsidiaries or their respective internal accounting controls relating to periods after January 1, 2013, including any material complaint, allegation, assertion or claim that Parent or any of its subsidiaries has engaged in questionable accounting or auditing practices.

(e)                                  Section 5.4(e) of the Parent Disclosure Schedules describes, and Parent has made available to the Company correct and complete copies of all documents governing, all “off balance sheet arrangements” (as defined by item 303(a)(4) of Regulation S-K promulgated by the SEC) in respect of Parent or any of its subsidiaries.

(f)                                   None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Disclosure Document will, at the time the Disclosure Document or any amendment or supplement thereto is first mailed or posted to shareholders and/or, as applicable, published, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein to make the statements therein not misleading.

Section 5.5                                   Consents and Approvals; No Violations.  No notice to, filing with, or authorization, consent or approval of any Governmental Entity is necessary for the execution, delivery or performance of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby, except for (a) compliance with the Securities Laws, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Florida pursuant to the FLLCA, (c) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of the NASDAQ and (d) approval of listing of such Parent Common Stock on the NASDAQ, (e) those set forth on Section 5.5 of the Parent Disclosure Schedules and (f) those the failure of which to obtain or make, individually or in the aggregate, would not reasonably be expected to have an adverse impact on the business of Parent or its subsidiaries or any of its properties or assets or otherwise prevent or materially delay Parent from performing its obligations under this Agreement or taking any action necessary to consummate the transactions contemplated by this Agreement.  Neither the execution, delivery and performance of this Agreement by Parent nor the consummation by Parent of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of Parent’s or any of its subsidiaries’ Governing Documents, (ii) result in a violation or breach of, cause acceleration, trigger any right of recapture, allow a party to modify or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right (or the exercise of any right) of termination, cancellation, acceleration or modification, or right of first refusal, right of first offer or similar right) or any increased cost or loss of benefit to Parent or any of its subsidiaries or new or increased benefit or right to any party thereto or holder thereof under any of the terms, conditions or provisions of any Contract to which Parent or any of its subsidiaries is party or by which any of their respective properties or assets may be bound, (iii) violate any Law applicable to Parent or its subsidiaries or any of their respective properties or assets, (iv) except with respect to Permitted Liens, result in the creation of any Lien upon any of the assets of Parent or its subsidiaries, which in the case of any of clauses (ii), (iii) and (iv) above, individually or in the aggregate, would reasonably be expected to have, a Parent Material Adverse Effect.

Section 5.6                                   Absence of Changes.

(a)                                 Since September 30, 2013, there have not been any events, changes or developments which have had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)                                 Since September 30, 2013 through the date hereof, Parent has conducted its business in the ordinary course consistent with past practice.

Section 5.7                                   Litigation.  There is no Action pending or, to Parent’s knowledge, threatened or under investigation against Parent or any of its subsidiaries, except those which, individually or in the aggregate, would not reasonably be expected to (a) result in a liability that would be material to the Parent or any of its subsidiaries or a material prohibition on the Parent’s conduct of its business as presently conducted or (b) prevent or materially delay the Parent from performing its obligations under this Agreement or taking any action necessary to consummate the transactions contemplated by this Agreement.  Parent is not subject to any outstanding and unsatisfied material order, writ, judgment, injunction, settlement or decree.

Section 5.8                                   Merger Sub.  Parent (or another direct or indirect wholly owned subsidiary of Parent) is the sole member of Merger Sub.  Since its date of formation, Merger Sub has not carried on any business nor conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

Section 5.9                                   Fairness Opinion.  The Special Committee has received a written opinion from Houlihan Lokey Financial Advisors, Inc. that, as of the date hereof and subject to the assumptions, limitations, qualifications and other matters considered in the preparation thereof, the Merger Consideration to be paid by Parent in the Merger is fair to Parent from a financial point of view.

ARTICLE 6
COVENANTS

Section 6.1                                   Conduct of Business of the Company.  Except as expressly contemplated by this Agreement, from and after the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause each of its subsidiaries to (and the Holders shall cause each of them to) (a) conduct its business in the ordinary course consistent with past practice and (b) use commercially reasonable efforts to preserve substantially intact its business organization and preserve its present commercial relationships with customers, suppliers, employees and other third parties.  Without limiting the generality of the foregoing, during the Interim Period, except as otherwise required by this Agreement, as required by applicable Law or as consented to in writing by Parent (which consent shall not be unreasonably withheld or delayed), the Company shall not and shall cause each of its subsidiaries not to (and the Holders shall cause each of them not to) do any of the following:

(a)                                 amend or otherwise change the Governing Documents of the Company or any of its subsidiaries;

(b)                                 (i) issue, sell or pledge, dispose of, encumber, deliver or authorize or propose the issuance, sale or pledge, disposition, encumbrance or delivery of any equity securities or other voting securities of any class of the Company or any of its subsidiaries, or securities convertible into or exchangeable for any such shares, or any rights, warrants or options to acquire any such equity securities or other convertible securities of the Company or any of its subsidiaries; (ii) make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or equity interests, except for dividends by any wholly owned subsidiary of the Company to the Company or any other wholly owned subsidiary of the Company, or (iii) adjust, recapitalize, split, combine, subdivide, redeem, purchase, reclassify or otherwise acquire any equity securities of the Company or any of its subsidiaries or other voting securities;

(c)                                  (i) make or offer to make any acquisition, by means of a merger or otherwise, of any material business, assets or securities, (ii) sell, lease, license, transfer or otherwise dispose of (by merger, consolidation or sale of equity or assets or otherwise) any corporation, partnership or other business organization or division or any of its material business, assets or securities, except pursuant to existing contracts or commitments for the sale or purchase of goods in the ordinary course of business consistent with past practice, (iii) or sell, lease or license any Owned Real Property or amend, modify terminate, surrender or renew any Company Leases or enter into any new leases or licenses for any real property, except for terminations and renewals of leases in accordance with their terms, (iv) create any Lien (other than a Permitted Lien) on any material business, assets or securities or (v) adopt a plan to merge or consolidate with or into any other Person, dissolve or liquidate, in a single transaction or a series of related transactions;

(d)                                 (i) incur or assume any Indebtedness, other than borrowings under agreements or facilities existing on the date hereof (without amendment) not exceeding $2,000,000 in the aggregate, or (ii) make any loans, advances or capital contributions to any other Person (other than to a subsidiary) except pursuant to commitments for the sale or purchase of goods in the ordinary course of business consistent with past practice;

(e)                                  except as required under applicable Law or the terms of any Company Benefit Plan existing as of the date hereof, (i) establish, enter into, adopt, amend or terminate any Company Benefit Plan or other employee benefit plan, policy, agreement, arrangement or trust for the benefit or welfare of any current or former employee, officer, director or individual independent contractor of the Company or any of its subsidiaries, other than amendments to any Company Benefit Plan in existence on the date hereof in the ordinary course of business consistent with past practice that do not increase the cost to the Company and its subsidiaries, in the aggregate, of maintaining such Company Benefit Plan, (ii) enter into any new, or amend any existing, employment, severance, retention or change of control agreement with any employee of the Company or any of its subsidiaries, (iii) increase the compensation or benefits payable to or to become payable to any current or former employee, officer, director or individual independent contractor of the Company or any of its subsidiaries (including the payment of any amounts to any such individual not otherwise due), (iv) grant to any of its directors, officers, employees or individual independent contractors any increase in severance or termination pay, (v) pay or award, or commit to pay or award, any bonuses or incentive compensation, (vi) enter into any new, or amend any existing, collective bargaining agreement or similar agreement with respect to the Company or any of its subsidiaries, (vii) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any of its directors, officers, employees or individual independent contractors, (viii) hire any individual having total annual compensation of $100,000 or more, or (ix) terminate the employment of any individual having total annual compensation of $100,000 or more, other than for cause;

(f)                                   directly or indirectly engage in any Affiliate Transaction (other than (i) solely among the Company and its wholly owned subsidiaries or (ii) with respect to employment relationships and compensation, benefits, travel advances and employee loans in the ordinary course of business and not prohibited by Section 6.1(e) above);

(g)                                  (A) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice and in accordance with their terms, (B) accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice or (C) delay or accelerate payment of any account payable in advance of its due date or the date such liability would have been paid in the ordinary course of business consistent with past practice;

(h)                                 make any change in any method of accounting other than those required by changes in GAAP or by a Governmental Entity;

(i)                                     amend, waive, fail to enforce, assign or terminate any Company Material Contract or enter into a Contract that would be a Company Material Contract if entered into prior to the date hereof (except as contemplated under Section 7.12);

(j)                                    make any capital expenditures in excess of $1,000,000;

(k)                                 enter into any new line of business outside of its existing business segment;

(l)                                     enter into any settlement or release with respect to any material claim relating to the business of the Company;

(m)                             (i) make, change or revoke any income Tax election, (ii) extend or waive the period of limitations for the payment or assessment of any material Tax of the Company or any of its subsidiaries, (iii) settle or compromise any income Tax claim, audit or dispute or any other material Tax claim, audit or dispute, (iv) file any amended income Tax Return, (v) obtain any ruling with respect to Taxes or enter into any agreement with any taxing authority, (vi) make or surrender any claim for a refund of Taxes or (vii) change any method of reporting income or deductions for Tax purposes;

(n)                                 take any action that would reasonably be expected to impair or materially delay the Company’s performance of its obligations under this Agreement; or

(o)                                 authorize any, or commit or agree to take any, of the foregoing actions.

Section 6.2                                   Conduct of Business of the Company on the Closing Date.  In furtherance and not in limitation of Section 6.1, as of the opening of business on the Closing Date and until the Effective Time, except as consented to in writing by Parent, the Company shall, and shall cause each of its subsidiaries (and the Holders shall cause each of them to), conduct their respective businesses in the ordinary course and shall not take any action to the extent that it affects the calculation of the Closing Working Capital and the Company Fees.

Section 6.3                                   Conduct of Business of Parent.  Except as expressly contemplated by this Agreement, during the Interim Period, Parent shall, and shall cause its subsidiaries to (i) conduct its business in the ordinary course consistent with past practice and (ii) use commercially reasonable efforts to preserve substantially intact its business organization and preserve its present commercial relationships with customers, suppliers, employees and other third parties.  Without limiting the generality of the foregoing, during the Interim Period, except as otherwise required by this Agreement, as required by applicable Law or except as consented to in writing by the Company (which consent shall not be unreasonably withheld or delayed), Parent shall not, and shall cause each of its subsidiaries not to do any of the following:

(a)                                 amend or otherwise change the Governing Documents of Parent or any of its subsidiaries in a manner that would adversely affect the economic benefits of the Merger to the Holders or that would impede Parent’s ability to consummate the transactions contemplated by this Agreement;

(b)                                 take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(c)                                  take any action that would reasonably be expected to impair or materially delay the Company’s performance of its obligations under this Agreement; or

(d)                                 authorize any, or commit or agree to take any, of the foregoing actions.

ARTICLE 7
ADDITIONAL AGREEMENTS

Section 7.1                                   Access to Information.  During the Interim Period, upon reasonable notice, the Company shall provide to Parent and its Representatives, during normal business hours, reasonable access to all employees, representatives and properties, and to all books, records, agreements, documents, information, data and files of the Company and its subsidiaries and with such additional accounting, financing, operating and other data and information regarding the Company and its subsidiaries as Parent may reasonably request (in a manner so as to not interfere with the normal business operations of the Company and its subsidiaries).  During the Interim Period, upon reasonable notice, the Company shall permit Parent and its Representatives to perform physical and environmental inspections and tests of the Company Real Property.  All of such information shall be treated as confidential information pursuant to the terms of the Confidentiality Agreement, the provisions of which are by this reference hereby incorporated herein, mutatis mutandis.

Section 7.2                                   Efforts to Consummate.

(a)                                 Subject to the terms and conditions herein provided, each of Parent and the Company shall use reasonable best efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Laws to consummate and make effective as promptly as practicable after the date hereof the transactions contemplated by this Agreement, including (i) preparing as promptly as practicable all necessary applications, notices, petitions, filings, ruling requests and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, Permits, rulings, authorizations and clearances necessary or advisable to be obtained from any Person in order to consummate the transactions contemplated by this Agreement (collectively, the “Approvals” and with respect to Approvals of Governmental Entities, the “Governmental Approvals”) and (ii) as promptly as practicable taking all steps as may be necessary to obtain all such Approvals.  In furtherance and not in limitation of the foregoing, each Party hereto agrees to make all filings required by the Securities Act and the Exchange Act and any other applicable federal, state or local securities or “blue sky” Law (the “Securities Laws”).  Each Party shall supply as promptly as practicable any additional information or documentation that may be requested pursuant to the Securities Laws.

(b)                                 Any provision in this Agreement notwithstanding, under no circumstances shall Parent or its subsidiaries be required, and the Company or its subsidiaries shall not be permitted (without Parent’s written consent in its sole discretion), to take any action, or commit to take any action, or agree to any condition or restriction, involving Parent, the Company or their respective subsidiaries in connection with obtaining any Governmental Approvals, that would have, or would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect in respect of Parent, or the Company and its subsidiaries taken as a whole, in each case measured on a scale relative to the Company and its subsidiaries taken as a whole (a “Materially Burdensome Regulatory Condition”); provided, that, if requested by Parent, the Company and its subsidiaries will take or commit to take any such action, or agree to any such condition or restriction, so long as such action, commitment, agreement, condition or restriction is binding on the Company and its subsidiaries only in the event the Closing occurs.

(c)                                  Subject to Section 7.2(b) and any other provision of this Agreement notwithstanding, under no circumstances shall Parent or its subsidiaries be required, and the Company or its subsidiaries shall not be permitted (without Parent’s written consent in its sole discretion), to commit to pay any amount or incur any obligation in favor of or offer or grant any accommodation (financial or otherwise, regardless of any provision to the contrary in the underlying Contract) to any Person to obtain any Approval from a third party; provided, that, if requested by Parent, the Company and its subsidiaries will commit to pay such amount, or incur such obligation in favor of or offer or grant such accommodation, so long as such commitment, obligation, or accommodation is binding on the Company and its subsidiaries only in the event the Closing occurs.

Section 7.3                                   Public Announcements.  Parent, on the one hand, and the Company, on the other hand, shall consult with one another and obtain one another’s approval (such approval not to be unreasonably withheld or delayed) before issuing or permitting any agent or Affiliate to issue any press release, or otherwise making or permitting any agent or Affiliate to make any public statements, with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation and approval; provided, that each Party may make any such announcement which it in good faith believes, based on advice of counsel, is necessary or advisable in connection with any requirement of Law, it being understood and agreed that, to the extent permitted and practicable, each Party shall provide the other Parties with copies of any such announcement in advance of such issuance.

Section 7.4                                   Preparation of Disclosure Document.

(a)                                 As promptly as practicable following the date hereof, Parent shall prepare and cause to be filed with the SEC, (i) if the Parent Written Consent is delivered to Parent in accordance with Section 7.11, an information statement of the type contemplated by the Exchange Act and Regulation 14C thereunder to be delivered to Parent’s shareholders in connection with the Merger, the Stock Issuance and this Agreement (as it may be amended or supplemented from time to time, the “Information Statement”) or (ii) if the Parent Written Consent is not delivered to Parent in accordance with Section 7.11, a proxy statement in preliminary form to be delivered to Parent’s shareholders in connection with the Merger, the Stock Issuance and this Agreement (as it may be amended or supplemented from time to time, the “Proxy Statement” and, together with the Information Statement, the “Disclosure Document”).

(b)                                 The Company shall cooperate with Parent in connection with the preparation and filing of the Disclosure Document, including cooperating in the preparation of required financial information and statements and using its reasonable best efforts to furnish Parent, promptly following Parent’s reasonable request, with any and all other information regarding the Company or its Affiliates as may be required to be set forth in the Disclosure Document.  Parent shall notify the Company as promptly as practicable after the receipt by it of any written or oral comments of the SEC or its staff on, or of any written or oral request by the SEC or its staff for amendments or supplements to, the Disclosure Document, and shall promptly supply the Company with copies of all correspondence between it or any of its representatives and the SEC or its staff with respect to any of the foregoing filings.  Parent will provide the Company a reasonable opportunity to review and comment upon the Disclosure Document, or any amendments or supplements thereto, or any SEC comments received with respect thereto and Parent’s response thereto, prior to filing the same with the SEC and will include in the Disclosure Document, or any amendments or supplements thereto and any response by Parent to any comments of the SEC thereto, such reasonable comments thereon as are proposed by the Company.  As promptly as practicable after the Disclosure Document has been cleared by the SEC or after ten (10) calendar days have passed since the date of filing of the preliminary Disclosure Document with the SEC without notice from the SEC of its intent to review the Disclosure Document, Parent will use reasonable best efforts to cause the Disclosure Document to be mailed to its shareholders.  Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state Securities Laws in connection with the Merger, and each of Parent and the Company shall furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with any such action.  Parent will advise Company, promptly after it receives notice thereof, of the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Disclosure Document.

Section 7.5                                   NASDAQ Listing.  Parent shall use reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NASDAQ or such other primary stock exchange on which the Parent Common Stock is then listed, subject to official notice of issuance, prior to the Effective Time (it being understood that nothing in this Section 7.5 shall require Parent to file or cause to be filed a registration statement with the SEC to cover the resale of such shares of Parent Common Stock).

Section 7.6                                   Employee Benefit Matters.

(a)                                 From and after the Closing Date, the employees of the Company and its subsidiaries who are employed by the Company or any of its subsidiaries as of the Closing Date and who remain employed with Parent and its subsidiaries (including the Company and its subsidiaries) thereafter (the “Company Employees”) will be offered participation and coverage under Parent’s and its subsidiaries’ (excluding, for these purposes, after the Closing Date, the Company’s and its subsidiaries’) compensation and benefit plans, whether written or unwritten, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA (the “Parent Benefit Plans”) to the extent applicable, which are provided to similarly situated employees of Parent and its subsidiaries from time to time; provided, that continued participation and coverage following the Closing Date under the Company Benefit Plans as in effect immediately prior to the Closing Date shall be deemed to satisfy the obligations under this sentence, it being understood that the Company Employees may commence participating in the comparable Parent Benefit Plans on different dates following the Closing Date with respect to different comparable Parent Benefit Plans.

(b)                                 For purposes of vesting, eligibility to participate and accrual of benefits under the Parent Benefit Plans providing benefits to any Company Employees after the Closing Date (including the Company Benefit Plans) (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its subsidiaries before the Closing Date, to the same extent as such Company Employee was entitled, before the Closing Date, to credit for such service under any similar Company Benefit Plan in which such Company Employee participated or was eligible to participate immediately prior to the Closing Date, provided, that the foregoing shall not apply (i) with respect to benefit accrual under any defined benefit pension plan, (ii) for purposes of any New Plan under which similarly-situated employees of Parent and its subsidiaries do not receive credit for prior service, (iii) for purposes of any New Plan that is grandfathered or frozen, either with respect to level of benefits or participation or (iv) to the extent that its application would result in a duplication of benefits with respect to the same period of service.  In addition, and without limiting the generality of the foregoing, to the extent legally permissible, Parent shall, or shall cause the Surviving Company to, use commercially reasonable efforts:  (A) to cause each Company Employee to be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is replacing comparable coverage under a Company Benefit Plan in which such Company Employee participated immediately before the Closing Date (such plans, collectively, the “Old Plans”), (B) for purposes of each New Plan providing medical, dental, pharmaceutical, life insurance and/or vision benefits to any Company Employee, to cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable Old Plans of the Company or its subsidiaries in which such employee participated immediately prior to the Closing Date and (C) to cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance, maximum out-of-pocket and lifetime maximum limitations or requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c)                                  From and after the Closing Date, Parent shall, or shall cause the Company and its subsidiaries to, honor all obligations under the Company Benefit Plans in accordance with their terms as in effect immediately before the Closing Date; provided, that nothing herein shall prohibit Parent, the Company or any of their respective subsidiaries from amending, suspending or terminating any particular Company Benefit Plan to the extent permitted by its terms and applicable Law.

(d)                                 Without limiting the generality of Section 11.9, the provisions of this Section 7.6 are solely for the benefit of the Parties, and no current or former director, officer, employee or any other individual associated therewith shall be regarded for any purpose as a third party beneficiary of this Agreement.  Nothing contained in this Agreement shall guarantee employment for any period of time or preclude the ability of Parent or the Surviving Company to terminate the employment of any Company Employee at any time and for any reason, or constitute or be deemed to be an amendment to any Company Benefit Plan or any other compensation or benefit plan, policy, agreement or arrangement of Parent, the Company or their subsidiaries for any purpose.

Section 7.7                                   Managers’ and Officers’ Indemnification and Insurance.

(a)                                 Parent agrees that, until the six (6) year anniversary date of the Effective Time, the Surviving Company’s Governing Documents shall contain provisions no less favorable with respect to indemnification of the current and former managers and officers of the Company (the “Covered Persons”) than are currently provided in the Company’s Governing Documents, which provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any such individuals until the expiration of the statutes of limitations applicable to such matters or unless such amendment, modification or repeal is required by applicable Law.

(b)                                 Without limiting the provisions of Section 7.7(a), until the six (6) year anniversary of the Effective Time, Parent and the Surviving Company shall (i) indemnify and hold harmless each Covered Person against and from any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any Action, to the extent such Action arises out of or pertains to (A) any action or omission or alleged action or omission in such Covered Person’s capacity as such or (B) this Agreement and any of the transactions contemplated hereby and (ii) pay in advance of the final disposition of any such Action the expenses (including reasonable attorneys’ fees) of any Covered Person upon receipt of an undertaking by or on behalf of such Covered Person to repay such amount if it shall ultimately be determined that such Covered Person is not entitled to be indemnified.  Neither Parent nor the Surviving Company shall (and Parent shall cause the Surviving Company not to), without the applicable Covered Person’s written consent, settle or compromise or consent to the entry of any judgment or otherwise terminate any Action of such Covered Person for which indemnification may be sought under this Section 7.7(b) unless such settlement, compromise, consent or termination includes an unconditional release of such Covered Person from all liability arising out of such claim, action, suit, proceeding or investigation.

(c)                                  Parent shall use its reasonable best efforts (and Company shall cooperate prior to the Effective Time in these efforts) to maintain in effect for a period of six (6) years after the Effective Time the Company’s existing directors’ and officers’ liability insurance policy (provided, that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous); provided, that Parent shall not be obligated to make aggregate annual premium payments for such six (6)-year period in respect of such policy (or coverage replacing such policy) which exceed 200% of the annual premium payments on the Company’s current policy in effect as of the date of this Agreement (the “Maximum Amount”).  If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Parent shall use its reasonable best efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to the Maximum Amount.  In lieu of the foregoing, either Parent or the Company may obtain on or prior to the Effective Time, a prepaid tail policy; provided, that the cost of such policy does not exceed 200% of the Maximum Amount.

(d)                                 This Section 7.7(d) shall survive the consummation of the Merger and is intended to benefit, and shall be enforceable by, any Person or entity referred to in clause (a) of this Section 7.7 (whether or not parties to this Agreement).  The indemnification provided for in this Section 7.7 shall not be deemed exclusive of any other rights to which the Indemnified Party is entitled pursuant to Law or Contract.

Section 7.8                                   Section 16 Matters.  If the Company delivers the relevant required (or reasonably requested, by Parent) information to Parent at least three (3) business days prior to the Closing, then, prior to the Closing, the Board of Directors of Parent, or a committee of “non-employee directors” thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), will before the Closing adopt a resolution providing that the acquisition of Parent Common Stock in connection with the Merger by each individual director, including any director by deputization, who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent are approved by the Parent Board or by such committee thereof, and are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act.

Section 7.9                                   Certain Tax Matters.

(a)                                 During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its subsidiaries to (i) timely file all material Tax

Returns (taking into account any permitted extensions) required to be filed by or on behalf of each such entity, (ii) timely pay all material Taxes due and payable, (iii) accrue a reserve in the books and records and financial statements of any such entity in accordance with past practice for all Taxes payable but not yet due, and (iv) promptly notify Parent of any Actions pending against or with respect to the Company or any of its subsidiaries in respect of any amount of Tax.

(b)                                 After the Closing Date, the Holders and Parent shall cooperate, and shall cause their respective Affiliates to cooperate, with each other and with each other’s agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Company and any of its subsidiaries including (i) the preparation and filing of any Tax Returns, (ii) determining the liability for and amount of any Taxes due or the right to and amount of any refund of Taxes, (iii) examinations of Tax Returns and (iv) any administrative or judicial proceedings in respect of Taxes assessed or proposed to be assessed.  Such cooperation shall include the Holders and Parent making available to each other all information and documents in their possession relating to the Company and its subsidiaries.  The Holders and Parent also shall, and shall cause their respective Affiliates to, make available to each other, as reasonably requested and available, personnel responsible for preparing, maintaining and interpreting information and documents relevant to Taxes.  Any information or documents provided pursuant to this Section 7.9(b) shall be kept confidential by the Party receiving the information or documents, except (x) as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes, or (y) as required by Law or to employees, advisors or consultants of the Holders, in each case who have a need to know such information, provided that such Persons either (A) agree to observe the terms of this Section 7.9(b) or (B) are bound by obligations of confidentiality to the Holders of at least as high a standard as those imposed on the Holders under this Section 7.9(b).  Anything in this Agreement to the contrary notwithstanding, neither Parent nor any of its subsidiaries shall be required to provide to any Person any Tax Return (or copy thereof) of Parent or any consolidated, combined or unitary group that includes Parent or any of its subsidiaries.

(c)                                  Parent shall have the exclusive right to control any audit, litigation or other proceeding with respect to Taxes (a “Tax Contest”), provided, that with respect to any Tax Contest for any Pre-Closing Tax Period which Tax Contest includes any issue for which Parent Indemnitee is entitled to indemnification under Section 10.2(a), (i) Parent shall keep the Holders reasonably informed with respect to such defense, (ii) Parent shall consult with the Holders before taking any significant action in connection with such Tax Contest, and (iii) the Holders (acting together) shall have the right to approve any settlement of such Tax Contest (such approval not to be unreasonably delayed or withheld).

(d)                                 On the Closing Date, the Company shall deliver to Parent a duly completed and executed certificate of the Company, in accordance with Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h), certifying that each “interest” in the Company (within the meaning of Section 897(c)(1) of the Code) is not a “United States real property interest” within the meaning of Section 897(c) of the Code.

(e)                                  All Tax Sharing Agreements with respect to or involving the Company or any of its subsidiaries shall be terminated as of the Closing, and neither the Company nor any of its subsidiaries shall have any obligation or liability pursuant thereto.  A “Tax Sharing

Agreement” shall mean an agreement binding the Company or any of its subsidiaries that provides for the allocation, apportionment, sharing or assignment of any Tax liability or benefit.

(f)                                   The Company, its subsidiaries and Parent shall cooperate in filing all required sales, use, transfer and other Tax returns and ancillary documents in connection with the consummation of the transactions contemplated by this Agreement.  Parent shall pay and be responsible for 100% of all transfer taxes (including intangible taxes) that may imposed in connection with the transactions contemplated by this Agreement on account of any Company Real Property.

(g)                                  Anything in this Agreement to the contrary notwithstanding, the procedures relating to claims for indemnification for Taxes shall be governed exclusively by this Section 7.9, and the provisions of Section 10.3 (other than Section 10.3(d)) shall not apply.  Anything in this Agreement to the contrary notwithstanding, the covenants and agreements in this Section 7.9 and in Section 10.2(a)(iii) shall survive the Closing until the date that is thirty (30) days after the expiration of the applicable statute of limitations.

Section 7.10                            Merger Consideration Allocation Schedule.  No later than two (2) business days before the anticipated Closing Date, the Company shall provide Parent with a certificate (the “Allocation Certificate”) signed by a duly authorized officer of the Company setting forth the calculation as of the Closing Date of the applicable Per Interest Merger Consideration.

Section 7.11                            Parent Written Consent.  Parent will take, in accordance with applicable Law and its certificate of incorporation and bylaws, all action necessary to convene a meeting of holders of Parent Common Stock (the “Shareholders Meeting”) as promptly as practicable after the date hereof, to consider and vote upon the adoption of this Agreement and the approval of the Merger and the Stock Issuance, and shall not postpone or adjourn such meeting except to the extent required by Law.  Notwithstanding the foregoing, Parent’s obligations under this Section 7.11 shall be discharged in the event that the Parent Written Consent shall have been signed, dated and delivered to Parent in accordance with Section 607.0707 of the Florida Business Corporation Act, as amended, and a copy thereof shall have been delivered to the Company (it being understood that the signing, dating and delivery to Parent of the Parent Written Consent in accordance with Section 607.0707 of the Florida Business Corporation Act, as amended, shall constitute the obtaining of the Parent Shareholder Approval for all purposes under this Agreement).

Section 7.12                            Company Credit Facility.  The Company shall use commercially reasonable efforts to obtain, on or before the Closing Date, the necessary consent (the “Company Credit Facility Consents”) of the lender party to the Company Credit Facility (a) to allow the Company Credit Facility to remain in effect after the Effective Time with no default or event of default thereunder resulting from the Merger or the consummation of the other transactions contemplated hereby and (b) terminate the Company’s and its subsidiaries’ obligations under Sections 4.1, 4.2, 4.3 and 4.6 of the Company Credit Facility, with no (i) reduction of the outstanding amounts or lending or other financing commitments thereunder or (ii) shortening of any maturity thereunder.  Notwithstanding the foregoing, under no circumstances shall Parent or its subsidiaries be required, and the Company or its subsidiaries shall not be permitted (without

Parent’s express written consent in its sole discretion), to accept any terms or conditions, commit to pay any amount, incur any obligation in favor of or offer or grant any accommodation (financial or otherwise, regardless of any provision to the contrary in the Company Credit Facility) to any Person to obtain any Company Credit Facility Consent; provided, that, if requested by Parent, the Company and its subsidiaries will accept such terms or conditions, commit to pay such amount or incur such obligation in favor of or offer or grant such accommodation, so long as such terms and conditions, commitment, obligation or accommodation are binding on the Company and its subsidiaries only in the event the Closing occurs.  The Company shall deliver to Parent copies of all draft agreements to be provided to its lender in connection with obtaining the Company Credit Facility Consents prior to the dissemination thereof, and shall keep the Parent informed in all material respects of the status of the Company’s efforts to obtain the Company Credit Facility Consents.  The Parent shall cooperate with the Company to obtain the Company Credit Facility Consents to the extent reasonably requested by the Company.  To the extent required by the lender party to the Company Credit Facility, the Company shall use its reasonable best efforts to deliver to Parent, prior to Closing, an Estoppel Certificate with respect to each Company Lease.

Section 7.13                            Parent Credit Facility.  The Parent shall use commercially reasonable efforts to obtain, on or before the Closing Date, the necessary consent (the “Parent Credit Facility Consents”) of the lender party to the Parent Credit Facility to waive any requirement that the Company and its subsidiaries guarantee, or incur any liens to secure, the Obligations (as defined in the Parent Credit Facility), with no (a) reduction of the outstanding amounts or lending or other financing commitments thereunder or (b) shortening of any maturity thereunder; provided, that nothing contained in this Section 7.13 shall permit or require Parent to accept any terms or conditions with respect to the Parent Credit Facility that are not commercially reasonable.  The Company shall cooperate with Parent to obtain the Parent Credit Facility Consents to the extent reasonably requested by Parent.  To the extent required by the lender party to the Parent Credit Facility, the Company shall use its reasonable best efforts to deliver to Parent, prior to Closing, an Estoppel Certificate with respect to each Company Lease.

Section 7.14                            Further Assurances.  From time to time, as and when requested by any Party and at such Party’s expense, any other Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such requesting Party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.  To the extent that any Holder or any of its Affiliates (other than the Company and its subsidiaries) holds at or prior to the Effective Time any assets related to the Company or its subsidiaries, such Holder shall, and shall cause such Person to, promptly transfer such assets to the Company or its subsidiaries, it being agreed that the Holder’s obligations under this Section 7.14 shall continue after the Effective Time in respect of any such assets that are not transferred to the Company or its subsidiaries pursuant to this Section 7.14 at or prior to the Effective Time.

Section 7.15                            Business Records and Latt Maxcy Financial Statements.  Parent acknowledges that the Holders may from time to time from and after the Closing require access to Company’s records in connection with the preparation of tax returns or financial statements or other legitimate business purpose, and agrees that Parent will during normal business hours, provide the Holders and each of their respective Affiliates and their respective Representatives with either reasonable access to or copies of the Company records reasonably requested by the Holders.  Parent also acknowledges that there are earn-out obligations under the Latt Maxcy Purchase Agreement that are Retained Liabilities and are based on the audited financial statements of the Latt Maxcy Business through June 30, 2015.  As such, Parent agrees to cause separate books and records to be maintained for the Company to the extent required to enable the Holders to produce audited financial statements of the Latt Maxcy Business through June 30, 2015.

Section 7.16                            Parent Common Stock Dispositions.  The Holders each hereby agree that any dispositions following the Closing of the Merger Consideration Shares or the shares of Parent Common Stock (if any) issued pursuant to Section 2.13, in each case owned or controlled by such Holder, shall (a) comply with all applicable securities Laws and any insider and restricted trading policies of Parent then applicable to such Holder, and (b) be executed following reasonable consultation with Parent in an effort to optimize the capital market effect of any such disposition, including to minimize to the extent reasonably possible any anticipated negative impact on the trading price of Parent Common Stock.

ARTICLE 8
CONDITIONS PRECEDENT

Section 8.1                                   Conditions to the Obligations of the Company and Parent.  The respective obligations of the Parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)                                 NASDAQ Listing.  The shares of Parent Common Stock to be issued in the Merger shall have been authorized for listing on the NASDAQ or such other primary stock exchange on which Parent Common Stock is then listed, subject to official notice of issuance.

(b)                                 Governmental Approvals.  All Governmental Approvals required to consummate the Merger shall have been obtained and shall remain in full force and effect or, in the case of waiting periods, shall have expired or been terminated (and, in the case of the obligation of Parent to effect the Closing, no such Governmental Approval shall contain or shall have resulted in, or would reasonably be expected to result in, the imposition of any Materially Burdensome Regulatory Condition).

(c)                                  No Injunctions or Restraints; Illegality.  No statute, rule, regulation, executive or other order shall have been enacted, issued, promulgated or enforced by any Governmental Entity and remain in effect, and no preliminary or permanent injunction, temporary restraining order or other legal restraint or prohibition issued by a court or other Governmental Entity shall be in effect, in either case preventing or rendering illegal the consummation of the Merger.

(d)                                 Parent Shareholder Approval.  The Parent Shareholder Approval shall have been obtained and (if the Parent Written Consent shall have been delivered to Parent in accordance with Section 7.11) the Information Statement shall have been delivered to Parent’s shareholders, and at least twenty (20) calendar days shall have elapsed from the date of such delivery.

Section 8.2                                   Conditions to Obligations of Parent.  The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time, of the following conditions:

(a)                                 Representations and Warranties.  (i) Each of the Company Fundamental Representations (other than the Section 3.12 (Environmental Matters)) and each of the representations and warranties of the Company contained in the Section 3.19 (Transactions with Affiliates) shall be true in all respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date, in which case as of such date), (ii) the representations and warranties of the Company contained in Section 3.8(a) (Absence of Material Adverse Effect) shall be true in all respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date and (iii) all other representations and warranties contained in this Agreement shall be true and correct (without giving effect to any qualifications or limitations as to “materiality” or “Company Material Adverse Effect” set forth therein) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date, in which case as of such date) except, in the case of this clause (iii), for such failures to be true and correct that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)                                 Performance of Obligations of the Company.  The Company, the Holders and the Company’s subsidiaries shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time.

(c)                                  Certificates.  Parent shall have received:

(i)                                     a certificate signed on behalf of the Company by its Chief Executive Officer or Chief Financial Officer to the effect that the conditions with respect to the Company specified in Section 8.2(a) and Section 8.2(b) have been fulfilled; and

(ii)                                  a certificate signed on behalf of each Holder by an authorized officer of such Holder to the effect that the conditions with respect to such Holder specified in Section 8.2(a) and Section 8.2(b) have been fulfilled.

(d)                                 Third Party Consents.  The consents, waivers and approvals set forth on Section 8.2(d) of the Parent Disclosure Schedules shall have been obtained and shall remain in full force and effect.

(e)                                  Appraisal.  The Special Committee shall have received the final Appraisal.

(f)                                   Audit.  The 2014 Audit, which shall include an unqualified audit opinion, shall have been completed and delivered to Parent.

Section 8.3                                   Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company, at or prior to the Effective Time, of the following conditions:

(a)                                 Representations and Warranties.  (i) Each of the Parent Fundamental Representations shall be true in all respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date, in which case as of such date), (ii) the representations and warranties of the Company contained in Section 5.6(a) (Absence of Material Adverse Effect) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date and (iii) all other representations and warranties contained in this Agreement shall be true and correct (without giving effect to any qualifications or limitations as to “materiality” or “Parent Material Adverse Effect” set forth therein) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date, in which case as of such date) except, in the case of this clause (iii), for such failures to be true and correct that have not had and would not reasonably be expected to have, individually or in the aggregate a Parent Material Adverse Effect.

(b)                                 Performance of Obligations of Parent.  Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time.

(c)                                  Certificates.  The Company shall have received a certificate signed on behalf of Parent by its Chief Executive Officer or Chief Financial Officer that the conditions specified in Section 8.3(a) and Section 8.3(b) have been fulfilled.

ARTICLE 9

TERMINATION

Section 9.1                                   Termination.  This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a)                                 by mutual written consent of Parent and the Company; or

(b)                                 by Parent or by the Company, if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree or ruling or other action shall have become final and nonappealable; provided, that the Party seeking to terminate this Agreement pursuant to this Section 9.1(b) shall have used reasonable best efforts to remove such order, decree, ruling or other action;

(c)                                  by Parent, if any of the Company’s representations and warranties contained in Article 3 or any of the Holders’ representations and warranties contained in Article 4 shall fail to be true and correct or the Company or a Holder shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, and in each case such failure to be true and correct or such breach or failure to perform would give rise to a failure of a condition set forth in Section 8.2(a) or Section 8.2(b)

and has not been cured by the earlier of (i) the date that is thirty (30) business days after the date that Parent has notified the Company or such Holder of such failure or breach and (ii) the End Date; provided, that Parent is not then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement such that such failure or breach would give rise to the failure of a condition set forth in Section 8.3(a) or Section 8.3(b);

(d)                                 by the Company, if any of Parent’s or Merger Sub’s representations and warranties contained in Article 5 shall fail to be true and correct or Parent or Merger Sub shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, and in each case such failure to be true and correct or such breach or failure to perform would give rise to a failure of a condition set forth in Section 8.3(a) or Section 8.3(b)  and has not been cured by the earlier of (i) the date that is thirty (30) business days after the date that the Company has notified Parent of such failure or breach and (ii) the End Date; provided, that the Company is not then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement such that such failure or breach would give rise to the failure of a condition set forth in Section 8.2(a) or Section 8.2(b);

(e)                                  by Parent or the Company, if the Closing shall not have occurred on or prior to the End Date, at any time after the End Date; provided, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to any Party whose failure to perform any material covenant or obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.  The “End Date” shall mean April 30, 2015.

Section 9.2                                   Effect of Termination.  In the event of the termination of this Agreement pursuant to this Article 9, this entire Agreement shall forthwith become void (and there shall be no liability or obligation on the part of Parent or the Company or their respective officers, directors, managers or equityholders) with the exception of (a) the provisions of Section 7.3, this Section 9.2, the last sentence of Section 7.1, and Article 11, and (b) any liability of any Party for any willful breach of this Agreement prior to such termination.

ARTICLE 10

INDEMNIFICATION

Section 10.1                            Survival of Representations, Warranties and Covenants.

(a)                                 The representations and warranties of the Company and the Holders contained in this Agreement or in any certificate delivered pursuant hereto shall not survive the Closing, other than (a) the Company Fundamental Representations (excluding the representations and warranties contained in Section 3.12), which shall survive indefinitely or until the latest date permitted by applicable Law, (b) the representations and warranties contained in Section 3.12, which shall survive until the third anniversary of the Closing Date, and (c) the representations and warranties contained in Section 3.16, which shall survive until the date that is thirty (30) days after the expiration of the applicable statute of limitations; provided, that the claims specifically set forth in any claim for indemnity made by a Party hereto in accordance with this Article 10 on or prior to the expiration of the applicable survival period set forth in this Section 10.1(a) shall survive until such claim is finally resolved.

(b)                                 The representations and warranties of Parent and Merger Sub contained in this Agreement or in any certificate delivered pursuant hereto shall not survive the Closing, other than the Parent Fundamental Representations, which shall survive indefinitely or until the latest date permitted by applicable Law; provided, that the claims specifically set forth in any claim for indemnity made by a Party hereto in accordance with this Article 10 on or prior to the expiration of the applicable survival period set forth in this Section 10.1(b) shall survive until such claim is finally resolved.

(c)                                  This Section 10.1 shall not limit any covenant or agreement of the Parties contained in this Agreement that by its terms contemplates performance after the Closing, and shall not extend the applicability of any covenant or agreement of the Parties contained in this Agreement that by its terms relates only to a period between the date of this Agreement and the Closing.

Section 10.2                            General Indemnification.

(a)                                 Subject to the other provisions of this Article 10, after the Closing, the Holders shall indemnify, defend and hold Parent and/or its respective officers, directors, employees, Affiliates and/or agents (each, a “Parent Indemnitee”) harmless from any damages, losses, liabilities, obligations, Taxes, claims of any kind, interest or expenses (including reasonable attorneys’ fees and expenses) (each, a “Loss”) suffered or paid as a result of, in connection with, or arising out of (i) any breach of any Company Fundamental Representation, in each case read without reference to “materiality” or “Company Material Adverse Effect,” (ii) any breach by the Company of any of the covenants or agreements contained herein, (iii) any Excluded Taxes and (iv) the Retained Liabilities.

(b)                                 Subject to the other provisions of this Article 10, after the Closing, Parent and the Surviving Company shall indemnify, defend and hold each of the Holders and/or its respective officers, directors, employees, Affiliates and/or agents (each, a “Holder Indemnitee”) harmless from any Losses suffered or paid as a result of, in connection with, or arising out of (i) any breach of any Parent Fundamental Representation, in each case read without reference to “materiality” or “Parent Material Adverse Effect,” and (ii) any breach by Parent, Merger Sub or the Surviving Company of any of the covenants or agreements contained herein.

(c)                                  The obligations to indemnify and hold harmless pursuant to this Section 10.2 shall survive the consummation of the transactions contemplated hereby for the applicable period set forth in Section 10.1, except for claims for indemnification asserted prior to the end of such applicable period (which claims shall survive until final resolution thereof).

Section 10.3                            Procedures.

(a)                                 If a claim, Action, suit or proceeding (including a claim, Action, suit or proceeding by a Person who is not a Party or an Affiliate thereof, such claim, Action, suit or proceeding, a “Third Party Claim”) is made against any Person entitled to indemnification pursuant to Section 10.2 (an “Indemnified Party”), and if such Person intends to seek indemnity with respect thereto under this Article 10, such Indemnified Party shall promptly give a Notice of Claim to the Party obligated to indemnify such Indemnified Party (such notified Party, the “Responsible Party”); provided, that the failure to give such Notice of Claim shall not relieve the Responsible Party of its obligations hereunder, except to the extent that the Responsible Party is actually prejudiced thereby.  If the Indemnified Party is Parent or a subsidiary of Parent, then the Holders, acting in concert, shall be the Responsible Party.

(b)                                 Upon receipt of a Notice of Claim for a Third Party Claim, the Responsible Party shall have thirty (30) days after receipt of such notice to assume the control of and conduct, through counsel reasonably acceptable to the Indemnified Party at the expense of the Responsible Party, of the settlement or defense thereof, and the Indemnified Party shall cooperate with the Responsible Party in connection therewith; provided, that the Responsible Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party (the fees and expenses of such counsel shall be borne by such Indemnified Party unless, in the opinion of counsel, representation of both the Responsible Party and the Indemnified Party by the same counsel would be inappropriate under applicable standards of professional care due to actual or potential differing interests between such parties, in which case the fees and expenses of counsel selected by the Indemnified Party shall be borne by the Responsible Party).  So long as the Responsible Party is reasonably contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim.  Notwithstanding the foregoing provisions of this Section 10.3(b), the Indemnified Party shall have the right to pay or settle any such claim; provided, that in such event it shall waive any right to indemnity or reimbursement therefor by the Responsible Party for such claim unless the Responsible Party shall have consented to such payment or settlement (such consent not to be unreasonably withheld or delayed).  If the Responsible Party does not notify the Indemnified Party within thirty (30) days after the receipt of the Indemnified Party’s Notice of Claim hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the claim and shall not thereby waive any right to indemnity or reimbursement therefor pursuant to this Agreement.  The Responsible Party shall not, except with the consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), enter into any settlement that does not include as an unconditional term thereof the giving by the Person(s) asserting such claim to all Indemnified Parties of an unconditional release from all liability with respect to such claim or consent to entry of any judgment.

(c)                                  The Responsible Party and the Indemnified Party shall reasonably cooperate in the defense or prosecution of any Third Party Claim in respect of which indemnity may be sought hereunder and each (or a duly authorized Representative of such Party) shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

(d)                                 The above provisions of this Section 10.3 shall not apply to any claim for indemnification for Taxes (including any Excluded Taxes), the procedures with respect to which shall be governed by Section 7.9(a).

Section 10.4                            Limitations on Indemnification Obligations.  The rights of the Parent Indemnitees to indemnification pursuant to the provisions of Section 10.2(a) and of the Holder Indemnitees to indemnification pursuant to the provisions of Section 10.2(b) are subject to the following limitations:

(a)                                 the amount of any and all Losses shall be determined net of any amounts recovered by the Parent Indemnitees or Holder Indemnitees, as applicable, under insurance policies or other collateral sources (such as contractual indemnities of any Person which are contained outside of this Agreement) with respect to such Losses;

(b)                                 each Holder shall be liable Severally in Proportion, and not jointly, for any Losses for which a claim for indemnification may be brought pursuant to Section 10.2(a); provided, that each Holder’s aggregate liability for indemnification in respect of Section 10.2(a)(i) and (ii) shall not exceed the Merger Consideration Shares actually received by such Holder.  “Severally in Proportion” means several liability for a percentage of the applicable Losses for which a claim for indemnification may be brought pursuant to Section 10.2(a), if any, equal to such Holder’s relative Holder Percentage;

(c)                                  Parent’s aggregate liability for indemnification in respect of Section 10.2(b) shall not exceed (i) the Closing Merger Consideration times (ii) the Reference Quotient.

Section 10.5                            Exclusive Remedy; Reliance on Representations.  Notwithstanding anything contained herein to the contrary but subject to Section 11.15, from and after the Closing Date, indemnification pursuant to the provisions of this Article 10 shall be the exclusive remedy for the Parties for any misrepresentation or breach of any warranty, covenant or other provision contained in this Agreement or in any certificate delivered pursuant hereto, other than in the case of fraud or knowing misrepresentation solely with respect to the Party committing such fraud or knowing misrepresentation (and nothing in this Article 10 shall limit any Person’s right to recover in respect of fraud or knowing misrepresentation with respect to the Party committing such fraud or knowing misrepresentation).  Except for the representations and warranties set forth in Article 5 of the Agreement or in the certificate contemplated by Section 8.3(c), the Company and the Holders expressly disclaim any reliance on any representations or warranties of any kind or nature, express or implied, including, in the due diligence materials, or in any presentation of the business of Parent by management or the Board of Directors of Parent or others in connection with the transactions contemplated hereby and none of the Holder Indemnified Parties shall be entitled to make a claim for Losses related thereto.  Except for the representations and warranties set forth in Article 3 and Article 4 of the Agreement or in the certificates contemplated by Section 8.2(c), Parent expressly disclaims any reliance on any representations or warranties of any kind or nature, express or implied, including, in the due diligence materials, or in any presentation of the business of the Company by management of the Company or others in connection with the transactions contemplated hereby and none of the Parent Indemnified Parties shall be entitled to make a claim for Losses related thereto.

Section 10.6                            Manner of Payment.  To the extent that any Holder Indemnitee is entitled to any indemnification payments pursuant to this Article 10, Parent shall deliver such payment to the Holders, on behalf of such Holder Indemnitee, by wire transfer of immediately available funds to an account designated by the Holders within fifteen (15) days of the determination of the amount of such indemnification payment.  To the extent that any Parent Indemnitee is entitled to any indemnification payments pursuant to this Article 10, each Holder shall, within fifteen (15) days of the determination of the amount of such indemnification payment, satisfy such Holder’s applicable portion of the indemnification payment either by (a) wire transfer of immediately available funds to an account designated by Parent or (b) delivery of shares of Parent Common Stock (valued at the Collar-Adjusted Value of the Reference Amount as of the date of such determination) or any combination thereof, in each case at such Holder’s election.

Section 10.7                            Tax Treatment.  All indemnification payments pursuant to this Article 10 shall be treated for all Tax purposes as adjustments to the Closing Merger Consideration, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any corresponding or similar provision of state, local or foreign Law).

ARTICLE 11

MISCELLANEOUS

Section 11.1                            Entire Agreement; Assignment.  This Agreement, together with the schedules and exhibits hereto, (a) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and (b) shall not be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of Parent, in the case of the Company or the Holders, or the Company, in the case of Parent or Merger Sub.  Notwithstanding the foregoing, (i) Parent may assign its rights hereunder to any of its wholly owned subsidiaries without consent; provided, that no such assignment shall relieve Parent of any of its obligations hereunder, and, (ii) following the Closing Date, each of Parent and any permitted assignee may assign its rights and obligations hereunder without consent in connection with a sale of all or substantially all of Parent’s assets, as long as the transferee assumes Parent’s obligations hereunder.  Any attempted assignment of this Agreement not in accordance with the terms of this Section 11.1 shall be void.

Section 11.2                            Amendment.  This Agreement may be amended or modified only by a written agreement executed and delivered by duly authorized officers of Parent, the Holders and the Company.  This Agreement may not be amended or modified except as provided in the immediately preceding sentence and any amendment by any Party effected in a manner which does not comply with this Section 11.2 shall be void.

Section 11.3                            Extension; Waiver.  At any time prior to the Closing, the Company may (a) extend the time for the performance of any of the obligations or other acts of Parent or Merger Sub contained herein, (b) waive any inaccuracies in the representations and warranties of Parent or Merger Sub contained herein or in any document, certificate or writing delivered by Parent pursuant hereto or (c) waive compliance by Parent or Merger Sub with any of the agreements or conditions contained herein.  At any time prior to the Closing, Parent may (i) extend the time for the performance of any of the obligations or other acts of the Company or the Holders contained herein, (ii) waive any inaccuracies in the representations and warranties of the Company or the Holders contained herein or in any document, certificate or writing delivered by the Company or the Holders pursuant hereto or (iii) waive compliance by the Company or the

Holders with any of the agreements or conditions contained herein.  Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party.  The failure or delay on the part of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 11.4                            Notices.    All notices, requests, claims, demands and other communications hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, or five (5) days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of a facsimile, and shall be directed to the address set forth below (or such other address or facsimile number as such Party shall designate by like notice):

To Parent, Merger Sub or the Surviving Company:

Alico, Inc.

10070 Daniels Interstate Court

Fort Myers, Florida  33913

Attention:	Mark Humphrey, Executive Vice President and Chief Financial Officer
Facsimile:	(239) 226-2004

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York  10019

Attention:	Matthew M. Guest, Esq.
Facsimile:	(212) 403-2000

and a copy (which shall not constitute notice) to:

Dickstein Shapiro LLP

1825 Eye Street NW

Washington, DC 20006

Attention:	T. Malcolm Sandilands, Esq.
Facsimile:	(202) 420-2735

To the Company (prior to the Closing):

734 Citrus Holdings, LLC

181 Highway 630 East

Frostproof, Florida  33843

Attention:	Clayton G. Wilson
Facsimile:	(863) 635-7446

with a copy (which shall not constitute notice) to:

Shumaker, Loop & Kendrick, LLP

Bank of America Plaza

101 E. Kennedy Boulevard

Attention:	Darrell Smith, Esq.
Facsimile:	(813) 229-1660

To the Holders (following the Closing) to:

734 Agriculture, LLC

c/o Trafelet Brokaw & Co., LLC

410 Park Avenue, 17th Floor

New York, New York  10022

Attention:	Manager
Facsimile:	(212) 201-7802

or, in each case, to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 11.5                            Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Florida, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Florida.

Section 11.6                            Fees and Expenses.  Except as otherwise expressly set forth in this Agreement, and except with respect to costs and expenses of printing and mailing the Disclosure Document and all filing and other fees paid to the SEC in connection with the Merger, which shall be borne by Parent, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided, that solely if the Closing occurs, the Company Fees and the Covered Fees shall be paid by Parent, and the Closing Merger Consideration shall be adjusted by the Estimated Company Fees, as set forth in Section 2.7.  In the event that the estimated or actual Company Fees exceed the Estimated Company Fees, then an amount of shares of Parent Common Stock shall be returned to Parent, as set forth in Section 2.12(d).

Section 11.7                            Construction; Interpretation.  The term “this Agreement” means this Merger Agreement together with the schedules and exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof.  The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.  No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party.  Any reference to any particular Code section or any other Law or regulation will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.  All references to “$” shall be deemed references to United

States dollars.  Unless the context otherwise requires, any reference to a “Section,” “Exhibit,” “Disclosure Schedule” or “Schedule” shall be deemed to refer to a section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable.  The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.  The word “including” and words of similar import shall mean “including, without limitation.”  The word “or” shall not be exclusive.  Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires.  All pronouns and any variations thereof refer to the masculine, feminine or neuter, single or plural, as the context may require.  English shall be the governing language of this Agreement.  References to any statute, listing rule, rule, standard, regulation or other law shall include a reference to the corresponding rules and regulations and, in each case, any amendments, modifications, supplements and consolidations.

Section 11.8                            Exhibits and Schedules.  All exhibits and schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.  The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any disclosure schedules is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a disclosure schedule is or is not material for purposes of this Agreement.

Section 11.9                            No Third Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in this Article 11, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; except as set forth in Section 7.7 with respect to the Covered Persons and Article 10 with respect to the Parent Indemnified Parties and Holder Indemnified Parties.

Section 11.10                     Severability.  If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.

Section 11.11                     Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 11.12                     Knowledge.  For all purposes of this Agreement, the phrases “to the Company’s knowledge” and “known by the Company”, and to “Parent’s knowledge” and

“known by Parent”, and any derivations thereof shall mean, as of the applicable date, the actual knowledge after reasonable investigation (and shall in no event encompass constructive, imputed or similar concepts of knowledge) of those individuals set forth on Section 11.12 of the Company Disclosure Schedules and Section 11.12 of the Parent Disclosure Schedules, respectively.

Section 11.13                     Waiver of Jury Trial.  EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE.  EACH PARTY HEREBY FURTHER AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 11.14                     Jurisdiction and Venue.  Each Party hereby irrevocably submits to the exclusive personal jurisdiction of the Twentieth (20th) Circuit Court of the State of Florida, Lee County, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such Action or proceeding, in the United States District Court for the Middle District of Florida located in Fort Myers, Florida in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waives, and agrees not to assert, as a defense in any Action for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such Action may not be brought or is not maintainable in one of the above-named courts, or that this Agreement or any such document may not be enforced in or by such courts, and the Parties hereto irrevocably agree that all claims with respect to such Action shall be heard and determined in one of the above-named courts.  The Parties hereby consent to and grant the Twentieth (20th) Circuit Court of the State of Florida, Lee County, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such Action or proceeding, in the United States District Court for the Middle District of Florida located in Fort Myers, Florida, jurisdiction over the Person of such Parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Action in the manner provided in this Section 11.4 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

Section 11.15                     Remedies; Limitation on Damages.

(a)                                 Each Party agrees that, in the event of any breach or threatened breach by any other Party of any covenant or obligation contained in this Agreement, the non-breaching Party shall be entitled to seek and obtain (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (ii) an injunction restraining such breach or threatened breach.  In circumstances where any Party is obligated to consummate the transactions contemplated by this Agreement and such transactions have not been consummated (other than as a result of the other Party’s refusal to close in violation of this Agreement) each of the Parties expressly acknowledges and agrees that the other Party and its equityholders shall have suffered irreparable harm, that monetary damages will be inadequate to compensate such other Party and its equityholders, and that such other Party on behalf of itself and its equityholders shall be entitled to enforce specifically, as the case may be, obligations to consummate such transactions.  Each Party further agrees that no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 11.15, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(b)                                 Anything to the contrary notwithstanding, no Party shall be liable for any consequential damages, including loss of revenue, income or profits, Loss in value of assets or securities, punitive, special or indirect damages, relating to any breach of this Agreement, except to the extent awarded against an Indemnified Party pursuant to Article 10 in connection with a Third Party Claim; provided, that the above provisions of this Section 11.15(b) shall not prevent Parent Indemnitees from recovering “interest, penalties and additions to tax” described in the definition of “Tax” in Section 1.1.

Section 11.16                     Latt Maxcy Business.  Representations and warranties contained in this Agreement relating to the Company shall be deemed representations and warranties relating to the Latt Maxcy Business to the extent such representations and warranties relate to or involve any date prior to December 31, 2012 and are based solely on the representations and warranties the Company received from the sellers pursuant to the Latt Maxcy Purchase Agreement.  For purposes of this Agreement, the “Latt Maxcy Business” means any and all assets, properties, rights and Contracts, and the business, that the Company and/or its subsidiaries purchased or acquired on December 31, 2012 pursuant to the Latt Maxcy Purchase Agreement.

Section 11.17                     No Waiver of Attorney Client Privilege.  Shumaker, Loop & Kendrick, LLP (“SLK”) has acted as counsel for the Company (prior to and including the Effective Time) and the Holders (collectively, the “734 Parties”) in connection with this Agreement and the transactions contemplated hereby (the “Engagement”) and, in that connection, not as counsel for any other person. Only the 734 Parties shall be considered clients of SLK in the Engagement.  To the extent that communications between a 734 Party, on the one hand, and SLK, on the other hand, relate to the Engagement, such communication shall be deemed to be attorney-client confidences that belong solely to the Holders.  None of Parent, Merger Sub or the Surviving Company shall have access to any such communications or the files or work product of SLK, to the extent that they relate to the Engagement and the Holders (in their capacity as Holders), and SLK shall be the sole holders of the attorney-client privilege of the 734 Parties with respect to the Engagement.  In the event that a dispute arises between Parent, on one hand, and any of the Holders, on the other hand, concerning the matters contemplated in this Agreement, Parent shall not offer into evidence or otherwise attempt to use or assert the foregoing attorney-client communications, files or work product against the Holder.

*     *     *     *     *

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

ALICO, INC.

By:	/s/ W. Mark Humphrey
Name: W. Mark Humphrey
Title: Senior Vice President and Chief Financial Officer

734 SUB, LLC

By:	/s/ W. Mark Humphrey
Name: W. Mark Humphrey
Title: Senior Vice President and Chief Financial Officer

734 CITRUS HOLDINGS, LLC

By:	/s/ Clayton G. Wilson
Name: Clayton G. Wilson
Title: Chief Executive Officer

734 AGRICULTURE, LLC

(solely for purposes of Articles 2, 4, 10 and 11)

By:	/s/ Remy W. Trafelet
Name: Remy W. Trafelet
Title: Manager

Rio Verde Ventures, LLC

(solely for purposes of Articles 2, 4, 10 and 11)

By:	/s/ Clayton G. Wilson
Name: Clayton G. Wilson
Title: Manager

[Signature page to Merger Agreement]

CLAYTON G. WILSON

(solely for purposes of Articles 2, 4, 10 and 11)

/s/ Clayton G. Wilson

[Signature page to Merger Agreement]